Execution Form

LIMITED LIABILITY COMPANY AGREEMENT
OF
NORDIC BULK PARTNERS LLC
This LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of NORDIC BULK PARTNERS LLC (the “Company”) is entered into as of September 27, 2019 (the “Effective Date”) by and among PANGAEA LOGISTICS SOLUTIONS LTD., a Bermuda exempted company (the “Sponsor”), HS NORDIC LLC, a Marshall Islands limited liability company (the “Investor”), and any other Person who is admitted as a member of the Company in accordance with the terms of this Agreement (together with the Sponsor and the Investor, each a “Member” and collectively, the “Members”).
RECITALS
WHEREAS, the Company was formed as a Marshall Islands limited liability company under the Limited Liability Company Act of 1996 of the Republic of the Marshall Islands (the “Act”) by the filing of a Certificate of Formation (the “Certificate”) with the Republic of the Marshall Islands Registrar of Corporations on September 17, 2019;
WHEREAS, the Members desire to provide for the management of the Company and its affairs, the allocation of profits and losses among the Members, the respective rights and obligations of the Members to each other and to the Company, and certain other matters; and
NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements contained herein, the Members agree as follows:
Article I
DEFINITIONS
Section 1.1    Definitions. The terms used in this Agreement with their initial letters capitalized shall, unless the context thereof otherwise requires, have the meanings specified in this Article I. When used in this Agreement, the following terms shall have the meanings set forth below:
“Act” has the meaning set forth in the recitals of this Agreement.
“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in the Member’s Capital Account, as of a specified time, after giving effect to the following adjustments:
(a)    credit to such Capital Account any amounts that such Member is deemed obligated to restore pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(c) and the penultimate sentences of Treasury Regulations Section 1.704-2(g)(1) and Treasury Regulations Section 1.704-2(i)(5); and
(b)    debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
“Affiliate” means, with respect to any Person, each Person that controls, is controlled by or is under common control with such Person. For the purpose of this definition, “control” of a person or entity shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise. For purposes of this Agreement, neither the Sponsor, the Investor, nor any of their respective Affiliates (excluding, for the avoidance of doubt, the Company and its Subsidiaries), shall be considered Affiliates of the Company or any of its Subsidiaries.
“Agreement” has the meaning set forth in the preamble of this Agreement.
“Agreement to be Bound” has the meaning set forth in Section 6.1 of this Agreement.
“Baffinland” means Baffinland Iron Mines Corporation or any of its Subsidiaries or Affiliates.
“Bareboat Charter” means, in relation to a Vessel, a bareboat charter agreement by and between CSSC and a Seller, providing for the bareboat charter of such Vessel to such Seller.
“Board” has the meaning set forth in Section 4.1 of this Agreement.
“Book Basis” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:
(a)    the initial Book Basis of any asset contributed (or deemed contributed) to the Company shall be such asset’s gross fair market value at the time of such contribution as reasonably determined by the Board;
(b)    the Book Basis of all Company assets may be adjusted in the discretion of the Board to equal their respective gross fair market values, as reasonably determined by the Board, at the times specified in Treasury Regulations Section 1.704- 1(b)(2)(iv)(f);
(c)    any adjustments to the adjusted basis of any asset of the Company pursuant to Section 734 or Section 743 of the Code shall be taken into account in determining such asset’s Book Basis in a manner consistent with Treasury Regulations Section 1.704-1(b)(2)(iv)(m);
(d)    the Book Basis of any Company asset distributed or deemed distributed by the Company to any Member shall be adjusted immediately prior to such distribution to equal its gross fair market value as of the date of distribution, as reasonably determined by the Board; and
(e)    if the Book Basis of an asset has been determined pursuant to clause (a), (b) or (c) of this definition, such Book Basis shall thereafter be adjusted in the same manner as would the asset’s adjusted basis for federal income tax purposes, except that Depreciation deductions shall be computed based on the asset’s Book Basis as so determined, rather than on its adjusted tax basis.
“Builder” means Guangzhou Shipyard International Company Limited.
“Business Day” means any day, other than a Saturday, Sunday, or any other date on which banks located in New York, New York are closed for business as a result of federal, state or local holiday.

“Call Option” shall have the meaning given to such term in Section 7.2(b) of this Agreement.
“Call Option Notice” shall have the meaning given to such term in Section 7.2(b) of this Agreement.
“Call Option Purchase Price” shall have the meaning given to such term in Section 7.2(b) of this Agreement.
“Call Transaction Closing Date” shall have the meaning given to such term in Section 7.2(b) of this Agreement.
“Capital Account” means the capital account established and maintained for each Member pursuant to Section 5.2.
“Capital Contributions” means the total amount of cash and other property which a Member contributes to the Company as capital pursuant to this Agreement.
“Certificate” has the meaning set forth in the recitals of this Agreement.
“Change of Control Transaction” means, with respect to the Sponsor: (a) any acquisition, in one or more related transactions, by any Person or Group (other than a Person that owns ten percent (10%) or more of the Equity Securities or Voting Securities of the Sponsor as of the Effective Date) whether by transfer of Equity Securities, merger, consolidation, amalgamation, recapitalization or equity sale (including a sale of securities by the Sponsor) or otherwise, which results in the direct or indirect acquisition by such Person or Group of either (i) the power to elect or direct the election of a majority of the board of directors or other similar body of the Sponsor or (ii) direct or indirect beneficial ownership of Equity Securities representing more than 49% of the Voting Securities of the Sponsor; (b) any acquisition by any Person or Group directly or indirectly, in one or more related transactions, of all or substantially all of the consolidated assets of the Sponsor and its Subsidiaries (which may include, for the avoidance of doubt, the sale or issuance of Equity Securities of one or more Subsidiaries of the Sponsor); or (c) the Sponsor ceasing to be listed on Nasdaq or any other internationally recognized stock exchange.
“Claim” has the meaning set forth in Section 10.2 of this Agreement.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the preamble of this Agreement.
“Company Indemnification Agreement” has the meaning set forth in Section 10.5(a) of this Agreement.
“Company Sale” means any sale or other Transfer by the Company or any of its Subsidiaries to any Person or group of Persons in a transaction or series of related transactions (including by merger, combination, reorganization, recapitalization, consolidation or other similar transaction), of all or substantially all of the equity (including the Interests) or assets of the Company and its Subsidiaries on a consolidated basis.
“Confidential Information” has the meaning set forth in Section 11.1 of this Agreement.
“Corporate Conversion” has the meaning set forth in Section 11.3 of this Agreement.
“Covered Person” means (a) each Member, (b) each shareholder, partner, member, Affiliate or Representative of each Member, and each of their respective Affiliates, and (c) each Manager, Officer, agent and representative of the Company.

“CSSC” means CSSC (Hong Kong) Shipping Company Limited and/or any of its Subsidiaries (including Fortune Sealion I Limited, Fortune Sealion II Limited, Fortune Sealion III Limited and Fortune Sealion IV Limited).
“Delivery Date” means, in relation to a Vessel, the date on which such Vessel is delivered to a Seller in accordance with the relevant Shipbuilding Contract.
“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for U.S. federal income tax purposes with respect to an asset for such Fiscal Year, except that (a) with respect to any asset the Book Basis of which differs from its adjusted tax basis for U.S. federal income tax purposes at the beginning of such Fiscal Year and which difference is being eliminated by use of the “remedial method” as defined by Treasury Regulations Section 1.704-3(d), Depreciation for such Fiscal Year shall be the amount of Book Basis recovered for such Fiscal Year under the rules prescribed by Treasury Regulations Section 1.704-3(d)(2), and (b) with respect to any other asset the Book Basis of which differs from its adjusted tax basis for U.S. federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Book Basis as the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that in the case of clause (b) above, if the adjusted tax basis for U.S. federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Book Basis using any reasonable method selected by the Board.
“Distributable Cash” means all cash, cash equivalents and funds received by the Company from all sources of every nature whatsoever (not including any Capital Contributions), less (a) all operating expenses and costs of the Company and its Subsidiaries, including any payments under the Bareboat Charters, (b) any amounts needed to maintain cash reserves up to the Working Capital Reserve, and (c) all principal, interest and other amounts then due and payable to lenders or any other creditors of the Company or its Subsidiaries, as well as any cash that is required to be retained by the Company or any of its Subsidiaries at the relevant time in order to comply with any credit agreement or similar agreement to which the Company or any of its Subsidiaries is a party, in each case, without duplication.
“Effective Date” has the meaning set forth in the preamble of this Agreement.
“Equity Participation Percentage” means, with respect to each Member as of any date, the percentage equal to the quotient of (a) the sum of all Capital Contributions made by such Member as of such date, divided by (b) the sum of the aggregate Capital Contributions made by all Members as of such date. The sum of the Equity Participation Percentages of all Members shall at all times equal one hundred percent (100%).
“Equity Securities” means, with respect to any entity, all forms of equity securities in such entity or any successor of such entity (however designated, whether voting or non-voting), all securities convertible into or exchangeable or exercisable for such equity securities, and all warrants, options or other rights to purchase or acquire from such entity or any successor of such entity, such equity securities, or securities convertible into or exchangeable or exercisable for such equity securities.
“Event of Default” means a Termination Event or an Event of Default as such term is defined under the Sub-Bareboat Charter or the Pre-Delivery Loan Facility, as the case may be.
“Fiscal Year” has the meaning set forth in Section 8.1 of this Agreement.

“Group” has the meaning set forth in Section 13(d)(3) of the Securities and Exchange Act of 1934, as amended.
“Indemnification Agreement” has the meaning set forth in Section 10.5(a) of this Agreement.
“Interest” means the limited liability company interest of a Member in the Company.
“Interest Purchase Agreement” means, in relation to a Seller, an interest purchase agreement among the Company, the Sponsor and Bulk Fleet Bermuda Holding Company Limited, pursuant to which the Company will purchase 100% of the limited liability company interests in such Seller from Bulk Fleet Bermuda Holding Company Limited.
“Investor Contributed Equity” means an amount equal to $14,150,205.
“Investor Manager” has the meaning set forth in Section 4.2(a) of this Agreement.
“Investor” has the meaning set forth in the preamble of this Agreement.
“Liquidator” has the meaning set forth in Section 9.3(a) of this Agreement.
“Losses” has the meaning set forth in Section 10.2 of this Agreement.
“Majority in Interest” means Members owning more than 50% of the Equity Participation Percentages; provided that such Majority in Interest must include each of the Investor and the Sponsor, in each case for so long as each is a Member of the Company.
“Manager” has the meaning set forth in Section 4.1 of this Agreement.
“Maturity Date Notice” has the meaning given to such term in Section 7.2(d) of this Agreement.
“Maturity Date Option” has the meaning given to such term in Section 7.2(d) of this Agreement.
“Maturity Date Purchase Price” has the meaning given to such term in Section 7.2(d) of this Agreement.
“Member” has the meaning set forth in the preamble of this Agreement.
“MOA” means each memorandum of agreement between CSSC and each Seller, which together with the relevant Bareboat Charter, provide for the sale and leaseback of each Vessel from and to such Seller to and from CSSC.
“Nasdaq” means the NASDAQ Stock Market LLC.
“Net Profits” and “Net Losses” means for any period the taxable income or loss, respectively, of the Company for such period, in each case as determined for U.S. federal income tax purposes, but computed with the following adjustments:
(a)    items of income, gain, loss and deduction (including, without limitation, gain or loss on the disposition of any Company asset and depreciation or other cost recovery deduction or expense) shall be computed based upon the Book Basis of the Company’s assets rather than upon such assets’ adjusted basis for U.S. federal income tax purposes;

(b)    any tax-exempt income received by the Company shall be deemed, for these purposes only, to be an item of gross income;
(c)    any expenditure of the Company described in Section 705(a)(2)(B) of the Code (or treated as described therein pursuant to Treasury Regulations under Section 704(b) of the Code) shall be treated as a deductible expense;
(d)    there shall be taken into account any separately stated items under Section 702(a) of the Code;
(e)    if the Book Basis of any Company asset is adjusted pursuant to clauses (b) or (d) of the definition thereof, the amount of such adjustment shall be taken into account in the period of adjustment as gain or loss from the disposition or deemed disposition of such asset for purposes of computing Net Profits and Net Losses;
(f)    items of income, gain, loss, or deduction or credit specially allocated pursuant to Article V shall not be taken into account; and
(g)    in lieu of depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such period.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Officers” has the meaning set forth in Section 4.4 of this Agreement.
“Option Notice” means the Put Option Notice, Call Option Notice, Repurchase Notice or Maturity Date Notice, as the case may be.
“Option Price” means the Put Option Purchase Price, Call Option Purchase Price, Repurchase Price or Maturity Date Purchase Price, as the case may be.
“Organizational Expenses” means (i) the organizational expenses of the Company, including the reasonable out-of-pocket fees and expenses of organizing the Company and its Subsidiaries, and (ii) the reasonable out-of-pocket fees and expenses of the Sponsor, the Investor, and their respective outside counsel arising in connection with the negotiation and execution of this Agreement, the Transaction Documents and any other documents contemplated herein or therein (and the amendment or modification hereto or thereto), and the consummation of the other transactions contemplated herein and therein.
“Partnership Representative” has the meaning set forth in Section 8.4 of this Agreement.
“Permitted Recipients” has the meaning set forth in Section 11.1(a) of this Agreement.
“Person” means an individual, partnership, corporation, business trust, joint stock corporation, limited liability company, trust, unincorporated association, governmental authority, joint venture or other entity of whatever nature.
“Pre-Delivery Loan Facility” means that certain pre-delivery credit facility agreement dated on or about the date hereof made by and among the Sellers as borrower, the Sponsor as guarantor, and the Company as lender, providing for a pre-delivery term loan facility to, among other things, finance the construction of the Vessels in the aggregate principal amount of up to $26,900,411.

“Profit Sharing” shall mean the variable charterhire payable under the Sub-Bareboat Charters.
“Prohibited Person” means a Person with whom a U.S. Person is prohibited from transacting business of the type contemplated by this Agreement or any other agreement, document or instrument executed and/or delivered in connection herewith, whether such prohibition arises under U.S. law, regulation, executive orders and lists published by OFAC, including those executive orders and lists published by OFAC with respect to Persons that have been designated by executive order or by the sanction regulations of OFAC as Persons with whom U.S. Persons may not transact business or must limit their interactions to types approved by OFAC, or otherwise.
“Purchase Price” means, in relation to each Vessel, the sum of (a) the purchase price of such Vessel under the relevant Shipbuilding Contract, (b) $100,000, representing the set up costs relating to such Vessel, (c) $350,000, representing the supervision costs relating to such Vessel, (d) $350,000, representing an agreed portion of the delivery costs relating to such Vessel payable to Bulk Fleet Bermuda Holding Company Limited in accordance with the Interest Purchase Agreement applicable to such Vessel, (e) the amount set forth opposite such Vessel on Exhibit B to this Agreement under the column titled “Upfront Fees”, representing upfront fees due to CSSC in connection with the Bareboat Charter to which such Vessel is subject, and (f) any pre-delivery interest due to CSSC in connection with the Bareboat Charter to which such Vessel is subject, currently estimated to be the amount set forth opposite such Vessel on Exhibit B to this Agreement under the column titled “ “Pre-Delivery Interest”.
“Put Option” has the meaning given to such term in Section 7.2(a) of this Agreement.
“Put Option Notice” has the meaning given to such term in Section 7.2(a) of this Agreement.
“Put Option Purchase Price” has the meaning given to such term in Section 7.2(a) of this Agreement.
“Put Transaction Closing Date” has the meaning given to such term in Section 7.2(a) of this Agreement.
“Regulatory Allocations” has the meaning set forth in Section 5.4(d).
“Representatives” means, with respect to any Person, the directors, managers, officers, employees, consultants, financial advisors, attorneys, accountants, agents and other representatives of such Person.
“Repurchase Notice” has the meaning given to such term in Section 7.2(c) of this Agreement.
“Repurchase Price” has the meaning given to such term in Section 7.2(c) of this Agreement.
“Scheduled Delivery Date” means, in relation to a Vessel, the date set forth opposite such Vessel on Exhibit B to this Agreement under the column titled “Scheduled Delivery Date”.
“Securities Act” means the Securities Act of 1933, as amended.
“Sellers” means each of Bulk Nordic Seven LLC, Bulk Nordic Eight LLC, Bulk Nordic Nine LLC and Bulk Nordic Ten LLC.
“Shipbuilding Contract” means, in relation to a Vessel, that certain shipbuilding contract made between the relevant Seller and the Builder providing for the construction of such Vessel.
“Sponsor” has the meaning set forth in the preamble of this Agreement.
“Sponsor Contributed Equity” means an amount equal to $14,150,205.

“Sponsor Competitor” means any Person whose primary business is owning, operating and chartering dry bulk vessels; provided however that institutional and other financial investors that invest in, finance, or otherwise have business relationships with any such Persons shall not be considered Sponsor Competitors for purposes of this Agreement.
“Sponsor Manager” has the meaning set forth in Section 4.2(a) of this Agreement.
“Sub-Bareboat Charter” means, in relation to a Vessel, a bareboat charter agreement made by and between a Seller and the Sub-Bareboat Charterer, providing for the bareboat charter of such Vessel to the Sub-Bareboat Charterer
“Sub-Bareboat Charterer” means Nordic Bulk Carriers A/S.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (a) if a corporation, a majority of (i) the economic interests or (ii) the total voting power of shares of stock entitled (without regard to the occurrence of any contingency unless such contingency has occurred or is reasonably likely to occur) to vote in the election of the directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a business entity other than a corporation, a majority of (i) the economic interests or (ii) the total voting power of ownership interests entitled to vote in the election or appointment of the managers (or other similar governing persons) thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.
“Termination Sum” has the meaning given to such term in the Sub-Bareboat Charters.
“Transaction Documents” mean (i) the Pre-Delivery Loan Facility, (ii) each Interest Purchase Agreement, (iii) each Bareboat Charter, MOA and Sub-Bareboat Charter, (iv) each Shipbuilding Contract (and each irrevocable letter of refund guarantee associated therewith), and (iv) any other agreement entered into by (or, in the case of a refund guarantee, issued in favor of) the Company or its Subsidiaries in connection with the transactions contemplated hereby and thereby.
“Transfer” means, with respect to any Interest, the direct or indirect offer, sale, lease, donation, assignment (as collateral or otherwise), mortgage, pledge, grant, hypothecation, encumbrance, gift, bequest or transfer or disposition of any interest (legal or beneficial) in such Interest (including the Transfer of an interest in any special purpose vehicle formed for the purposes of directly or indirectly owning such Interest (but excluding the Transfer of interests in any direct or indirect parent of such Member so long as there is no economic or voting change of control of such Member) or transfer by reorganization, merger, sale of substantially all of the assets or by operation of law). Notwithstanding anything to the contrary herein, for purposes of this Agreement, (a) a Transfer of any economic or voting interest in the Investor or any Affiliate thereof to a client of Hudson Structured Capital Management Ltd., provided such client is not a Sponsor Competitor, shall not be deemed to be an indirect Transfer of all or any portion of the Investor’s Interests in the Company, and (b) a Transfer of any economic or voting interest in the Sponsor shall not be deemed to be an indirect Transfer of all or any portion of the Sponsor’s Interests in the Company so long as such Transfer does not result in a Change of Control Transaction.
“Treasury Regulations” means the regulations, including any temporary regulations, promulgated under the Code.
“Unpaid Indemnity Amounts” has the meaning set forth in Section 10.5(a) of this Agreement.

“Upstream Indemnifying Party” has the meaning set forth in Section 10.5(a) of this Agreement.
“Vessels” means the vessels set forth on Exhibit B to this Agreement.
“Voting Securities” means, with respect to any entity as of any date, all forms of Equity Securities in such entity or any successor of such entity with voting rights as of such date, other than any such Equity Securities held in treasury by such entity or any successor thereof.
“Working Capital Reserve” means a cash reserve equal to $25,000, which may be adjusted by the Board from time to time.
Section 1.2    Construction; Other Definitions. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. The word “including” shall mean including without limitation regardless of whether such words are included in some contexts but not others. Any reference in this Agreement to “$” is to U.S. Dollars. The words “herein,” “hereof,” “hereby,” “hereto,” “hereinafter,” and other words of similar import refer to this Agreement as a whole, including the Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated, and not to any particular article, section, subsection, paragraph, subparagraph or clause contained in this Agreement. The Exhibits to this Agreement are incorporated into and form an integral part of this Agreement. If any payment is required to be made or other action is required to be taken pursuant to this Agreement on a date that is not a Business Day, then such payment or action shall be made or taken on the next Business Day. Any reference to the Act, the Code, the Treasury Regulations, the Securities Act or other statutes or laws will include (a) all amendments, modifications or replacements thereof or of the specified sections and provisions concerned as in effect from time to time, and (b) all rules and regulations promulgated thereunder. For purposes of this Agreement, (i) the defined terms herein shall apply equally to both the singular and plural forms of such terms, (ii) reference to any Person includes such Person’s successors and permitted assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, (iii) any pronoun shall include the corresponding masculine, feminine and neuter forms, (iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof, (v) numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections of this Agreement, (vi) “or” is used in the inclusive sense of “and/or” and (vii) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.
Article II
ORGANIZATION
Section 2.1    Name. The name of the Company is NORDIC BULK PARTNERS LLC.
Section 2.2    Formation. The Company was formed pursuant to the Act by the filing of the Certificate. The Members hereby ratify such filing and the formation of the Company.
Section 2.3    Registered Agent and Office. The registered office of the Company shall be the registered office set forth in the Certificate or such other office as the Board may designate from time to time in the manner provided by law. The registered agent of the Company shall be the registered agent set forth in the Certificate or such other Person as the Board may designate from time to time in the manner provided by law.

Section 2.4    Purpose of the Company. The Company is organized for the purpose of acquiring and entering into a sale-leaseback transaction for the Vessels, sub-bareboat chartering the Vessels and ultimately disposing of the Vessels, subject to the terms hereof, engaging in any lawful act or activity related to the foregoing for which limited liability companies may be formed under the Act and, subject to the terms hereof, engaging in any and all activities necessary and incidental to the foregoing. The Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, convenient or incidental to or for the furtherance of the purpose set forth in this Section 2.4.
Section 2.5    Principal Place of Business. The principal office and place of business of the Company shall be located at the Sponsor’s office or such other place as the Board and the Sponsor may from time to time determine. The records of the Company required to be maintained under the Act shall be maintained at the aforesaid office. The Company shall have such additional offices at such other places as the Board deems advisable.
Section 2.6    Term. The term of the Company began on the date the Certificate was filed and shall continue in existence until dissolved in accordance with Section 9.1.
Article III
MEMBERS
Section 3.1    Members. The name and the business, residence or mailing address of the Members are set forth on Exhibit A to this Agreement. The Company may update its books and records and Exhibit A from time to time to reflect the issuance of new Interests, the admission of new Members to the Company, the withdrawal of Members from the Company or to make any other required changes thereto, in each case, in accordance with the terms of this Agreement, without the need to amend this Agreement. Copies of any such updated Exhibit A shall be promptly provided to all Members.
Section 3.2    Interests. The Interests shall be issued in non-certificated form; provided, however, that the Company may, but is not required to, issue certificates evidencing the Interests and containing such legends as the Board shall deem reasonably appropriate; provided, however, that such legends shall not be more restrictive than the terms of this Agreement, except to the extent required by applicable securities laws.
Section 3.3    Meetings of the Members; Place of Meetings; Voting, Etc.
(a)    Regular meetings of the Members may be held as determined by the Board (provided that such meetings shall be held as necessary to comply with this Agreement). All meetings of the Members shall be held at such place as designated from time to time by the Board and stated in the notice of the meeting (which may be delivered by email). Notice stating the place, day and hour of the meeting and the purpose for which the meeting is called shall be delivered not less than ten (10) days nor more than sixty (60) days before the date of the meeting to each Member, which notice shall be accompanied by a proposed agenda or statement of purpose and by copies of all documents, agreements and information to be considered at such meeting. Such notice of any meeting shall not be required to be given to any Member who submits a signed or electronically transmitted waiver of notice, whether before or after the meeting. In addition, the presence of any Member at a meeting shall constitute the waiver by such Member of notice of such meeting, except when the Member attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting is not lawfully called or convened. At all such meetings, each Member shall be entitled to vote on any matters submitted to the Members for a vote. At all such meetings, the presence of a Majority in Interest shall constitute a quorum for the transaction of business.

(b)    Special meetings of the Members may be held for any purpose or purposes, unless otherwise prohibited by law, and may be called by any member of the Board or one or more Members. Special meetings of the Members shall be held at such place as stated in the notice of the meeting (which may be delivered by email). Notice stating the place, day and hour of the meeting and the purpose for which the meeting is called shall be delivered not less than ten (10) days nor more than sixty (60) days before the date of the meeting to each Member, which notice shall be accompanied by a proposed agenda or statement of purpose and by copies of all documents, agreements and information to be considered at such meeting. In addition, the presence of any Member at a meeting shall constitute the waiver by such Member of notice of such meeting, except when the Member attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting is not lawfully called or convened. At all such meetings, each Member shall be entitled to vote on any matters submitted to the Members for a vote. At all such meetings, the presence of a Majority in Interest shall constitute a quorum for the transaction of business.
(c)    Members may participate in a meeting by means of conference call or any similar communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting.
(d)    Except as otherwise provided under this Agreement or as otherwise provided under applicable law, all decisions to be made and actions to be taken by the Members shall be determined by the affirmative vote of a Majority in Interest. For the avoidance of doubt, any provision of this Agreement which provides for (i) the consent of the Members, (ii) the agreement of the Members, (iii) the determination of the Members or (iv) any similar variation of clause (i), (ii) or (iii) shall each mean the affirmative vote of a Majority in Interest, unless indicated otherwise.
(e)    Action required or permitted to be taken at a meeting of the Members may be taken without a meeting if the action is evidenced by one or more written consents describing the action, signed or transmitted electronically by Members having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting. Prompt notice of the taking of any such action by less than the unanimous written consent of the Members shall be given to those Members who have not consented in writing.
(f)    Notwithstanding anything to the contrary contained herein, any Member that is an entity may participate in any meeting and may otherwise act or take any action through its authorized Representative.
Section 3.4    Powers of Members. Except as otherwise set forth in this Agreement, no Member shall have any authority to act on behalf of the Company or bind the Company in any manner whatsoever, including, without limitation, entering into any agreement on behalf of the Company.
Section 3.5    Limitation of Liability. The Members (and their respective Affiliates and Representatives) shall not have any liability or responsibility in any way for the obligations or liabilities of the Company, except to the extent required under the Act.
Section 3.6    Outside Activities.
(a)    Except as provided in Section 3.6(b), each of the Members recognizes, understands and acknowledges that each Member (and their respective Affiliates and Representatives) shall be entitled to have any business interests or investments and engage in any business or investment activities in addition to those relating to the Company, with no obligation of any kind to offer the Company or any Member the right to participate in those business interests or activities and none of the Company, any Member, or any of their respective Affiliates shall have any rights by virtue of this Agreement in any business venture or investment of any other Member. Except as expressly set forth in Section 3.6(b), the Members expressly acknowledge and agree that (a) each Member and each Manager and their respective Affiliates has the right to, and shall have no duty (fiduciary, contractual or otherwise) not to, directly or indirectly engage in the same or similar business activities or lines of business as the Company and its Subsidiaries, including those deemed to be competing with the Company and its Subsidiaries (including, for the avoidance of doubt, any existing business activities between the Sponsor or its Affiliates, on the one hand, and Baffinland, on the other hand), and (b) if any Member or Manager or any of their respective Affiliates acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Company, its Subsidiaries or any other Member, none of the Members, the Managers or any of their respective Affiliates shall have any duty (fiduciary, contractual or otherwise) to communicate or present such corporate opportunity to the Company, its Subsidiaries or any other Member or Manager, as the case may be, and shall not be liable to the Company, its Subsidiaries or any Member for breach of any duty by reason of the fact that such Member or Manager or Affiliate thereof, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another Person, or does not present such opportunity to the Company, its Subsidiaries or any Member or Manager.
(b)    With respect to the existing and future business relationship between the Sponsor or its Affiliates and Baffinland involving the acquisition or chartering of vessels, the Sponsor undertakes to act in good faith to treat the Vessels fairly relative to such other business activities. In addition, neither the Sponsor nor any of its Affiliates may pursue, either independently or with any third party, any potential acquisition of, or investment, in one or more vessels that the Sponsor or its Affiliates intend to charter to Baffinland for a term greater than or equal to one year, without first having discussed such potential acquisition or investment with the Investor Managers.
Section 3.7    Representations and Warranties. Each Member hereby represents and warrants, severally but not jointly, to the Company and each other Member as of the date hereof:
(i)    it is duly organized and existing under the laws of the jurisdiction of its organization and it has full power and authority to make, execute, deliver and perform this Agreement and the transactions contemplated hereby;
(ii)    this Agreement has been duly authorized, executed and delivered by such Member and constitutes the legal, valid and binding obligation of such Member, enforceable in accordance with its terms, except as the enforceability may be limited by (i) bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally, including specific performance, and (ii) general equitable principles (whether considered in a proceeding in equity or at law);
(iii)    the execution, delivery and performance of this Agreement and the transactions contemplated hereby do not violate or conflict with any provision of the certificate of formation or operating agreement or other similar governing instruments of such Member or of any material agreement, mortgage, lease, license, order or other instrument to which such Member is a party or by which it or its property is bound or encumbered;
(iv)    there are no approvals from any governmental agency or any other Person which are required for the execution, delivery and performance by such Member of this Agreement and the transactions contemplated hereby, other than in each case any approvals or consents which have been obtained;

(v)    it acknowledges that the Interests have not been registered under the Securities Act, or under applicable United States federal or state securities laws, but have been issued and sold in reliance on exemptions from registration set forth therein;
(vi)    it has acquired its Interests with the intent of holding the same for investment for its own account and without the intent of, or a view to, participating directly or indirectly in any distribution or resale of such Interests in violation of any applicable United States federal or state securities laws;
(vii)    it acknowledges and agrees that (A) the provisions of Rule 144 promulgated under the Securities Act are not presently available for the resale of the Interests, and that it has no contract right for the registration under such Act of its Interests for public sale and that the Company has no intention to register the Interests in the future, and (B) it must bear the economic risk of an investment in the Interests for an indefinite period of time because the Interests have not been registered under the Securities Act nor under any applicable United States federal or state securities laws;
(viii)    it is either an accredited investor within the meaning of Regulation D under the Securities Act, or (ii) a non-US person for the purposes of Regulation S promulgated under the Act and the Interests have not been offered to the Member in the United States and at the time of the offer Member was physically outside of the United States;
(ix)    it has not relied upon the Company, any other Member or any of their respective Representatives with respect to making any evaluation of the tax consequences of its investment in its Interests or the Company;
(x)    it has been furnished such information as it has requested in connection with an investment in the Interests and it has had an opportunity to ask questions and receive answers from the Company regarding the purchase of its Interests and the business, properties, prospects and financial condition of the Company, and it has had a full and complete opportunity to review this Agreement and the Transaction Documents with legal counsel and any other advisors such Member deems necessary;
(xi)    neither it, nor any of its Affiliates, nor any Person who holds any interest in such Member is a Prohibited Person or a Person with whom a U.S. Person, including a “financial institution” as defined in 31 U.S.C. 5312(a)(2), as amended, is prohibited from transacting business of the type contemplated by this Agreement or any other agreement, document or instrument executed and/or delivered in connection herewith, whether such prohibition arises under U.S. regulation, executive orders and lists published by OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise;
(xii)    (i) it has taken, and shall continue to take, such measures as are required by applicable law to assure that all funds used to pay Capital Contributions of such Member, or to otherwise pay any obligations of the Company or its Affiliates, are derived: (i) from transactions that do not violate U.S. law and, to the extent such funds originate outside the U.S., do not violate the laws of the jurisdiction in which they originated; and (ii) from permissible sources under U.S. law and, to the extent such funds originate outside the U.S., under the laws of the jurisdiction in which they originated. Such Member and its subsidiaries are in compliance with, and will remain in compliance with, all applicable provisions of the USA Patriot Act of 2001, Pub. L. No. 107-56, and any other U.S. laws, regulations and executive orders relating to anti-terrorism, economic sanctions, anti-money laundering or “know your customer”; and

(xiii)    it has such knowledge and expertise in business, financial and tax matters sufficient for it to evaluate the merits and risks associated with investment in its Interests and to have made an informed investment decision with respect thereto.
Article IV
MANAGEMENT
Section 4.1    Management. The business and affairs of the Company shall be exclusively managed by a board of managers (each, a “Manager” and collectively, the “Board”) comprised of natural Persons appointed by the Members as provided below. Subject to any limitations contained in this Agreement, the Board shall have (a) all rights, powers and authority, on behalf of and in the name of the Company, to do any and all acts that it deems necessary or convenient to, or for the furtherance of, the purposes of the Company described herein and (b) all rights, powers and authority that now or hereafter can be granted to managers under the Act. A Manager shall be a “manager” of the Company within the meaning of the Act.
Section 4.2    Composition of the Board.
(a)    The Board shall initially be comprised of four (4) Managers. Subject to Section 7.2(f), for so long as the Sponsor is a Member, it shall (i) have the right to appoint two (2) Managers of the Board (each, a “Sponsor Manager”), and (ii) have full authority unilaterally to remove and replace any Sponsor Manager, with or without cause, at any time; provided, however, that upon the Sponsor ceasing to be a Member, each Sponsor Manager shall be deemed to have immediately resigned. For so long as the Investor is a Member, it shall (i) have the right to appoint two (2) Managers of the Board (each, an “Investor Manager”), and (ii) have full authority unilaterally to remove and replace any Investor Manager, with or without cause, at any time; provided, however, that upon the Investor ceasing to be a Member, each Investor Manager shall be deemed to have immediately resigned unless the Investor ceases to be a Member as a result of Transferring its Interests to a Person that is not a Sponsor Competitor, in which case, and for the avoidance of doubt, the Investor may assign its right under this Section 4.2(a) to appoint the Investor Managers to any such Person, but always limited to two (2) Managers. If at any time a vacancy is created on the Board by reason of the death, disability, removal or resignation of a Manager, the Member who has the right under this Section 4.2(a) to designate such Manager whose death, disability, removal or resignation has created such vacancy shall designate a successor. A Manager need not be a Member of the Company nor must the Manager be an officer, employee or representative of the Member that appoints such Manager. The names of the initial Managers of the Company are set forth on Exhibit C to this Agreement. Any appointment or removal of a Manager pursuant to this Section shall be made by written notice to the other Members. The size of the Board may only be increased or decreased with the unanimous consent of the Members.
(b)    To the extent that any Subsidiary of the Company is not a member-managed limited liability company or a similar entity wholly-owned by the Company, the Company shall, to the extent reasonably practicable and subject to local law requirements, take all necessary action to ensure that the board of directors, board of managers, partnership committee or similar governing body of such Subsidiary shall be comprised of designees of each Member that, as nearly as is practicable, are in proportion to the number of their respective designees on the Board and require the vote, consent or decision (and presence for quorum) of each such designee to the same extent as would be required for comparable actions and meetings of the Board. The Company shall not cause or authorize any of its Subsidiaries to do any act in violation of this Agreement without the proper approval as set forth herein, as if such action were to be taken by the Company.

(c)    Each Manager shall be reimbursed for his or her reasonable and documented out-of-pocket expenses incurred in the performance of his or her duties as a Manager, pursuant to such policies as from time to time are established by the Board. This Agreement does not, and is not intended to, confer upon any Manager any rights with respect to employment by the Company, and nothing herein should be construed to have created any employment agreement with any Manager.
Section 4.3    Board Meetings, Quorum, Vote, Etc.
(a)    Meetings of the Board may be called by any Manager, and shall take place at a location agreed upon by the Board, on not less than five (5) days’ written notice (which may be by email) to the other Managers. Regularly scheduled meetings of the Board shall occur at least four (4) times each year. Such notice of any meeting shall not be required to be given to any Manager who submits a signed or electronically transmitted waiver of notice, whether before or after the meeting. In addition, the presence of any Manager at a meeting shall constitute the waiver by such Manager of notice of such meeting, except when the Manager attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the grounds that the meeting is not lawfully called or convened. At all such meetings, the presence of a majority of the Managers then serving, including at least one (1) Sponsor Manager and one (1) Investor Manager then serving, shall constitute a quorum for the transaction of business; provided, however, that (x) the presence of a Sponsor Manager or Investor Manager, as the case may be, shall not be required to constitute a quorum if the Member who has the right under Section 4.2(a) to designate such Manager is no longer a Member of the Company, (y) the presence of a Sponsor Manager shall not be required to constitute a quorum in connection with any required approval of the Investor Managers under Section 4.6, and (z) the presence of a Sponsor Manager shall not be required to constitute a quorum if the Sponsor is in default under Section 7.2(f).
(b)    Managers may participate in a meeting by means of conference call, video conference or any similar communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting.
(c)    Each Manager shall have one vote on any matters contemplated hereunder. Except as otherwise set forth in this Agreement (including Section 4.6 hereof), all decisions to be made and actions to be taken by the Board shall be determined by the affirmative vote of a majority of the Managers then serving (which, for the avoidance of doubt, must include at least one (1) Sponsor Manager and one (1) Investor Manager, in each case for so long as the Member who has the right under Section 4.2(a) to designate such Manager is a Member of the Company and, in the case of the Sponsor, is not in default under Section 7.2(f)). For the avoidance of doubt, except as otherwise set forth in this Agreement (including Section 4.6 hereof), any provision of this Agreement which provides for (i) the consent of the Board, (ii) the agreement of the Board, (iii) the determination of the Board or (iv) or any similar variation of clause (i), (ii) or (iii), shall each mean the affirmative vote of a simple majority in number of the Managers then serving (which, for the avoidance of doubt, must include at least one (1) Sponsor Manager and one (1) Investor Manager, in each case for so long as the Member who has the right under Section 4.2(a) to designate such Manager is a Member of the Company and, in the case of the Sponsor, is not in default under Section 7.2(f)).
(d)    Action required or permitted to be taken at a meeting of the Board may be taken without a meeting if the action is evidenced by one or more written consents describing the action, signed or transmitted electronically by Managers holding the minimum number of votes necessary to authorize or take such action; provided, however, that the Company shall solicit the consent of all Managers simultaneously, and if any actions in such written consent are not approved unanimously by all of the Managers on the Board, prompt written notice regarding any such actions shall be provided to all non-consenting Managers of the Board.

(e)    Each Manager may authorize any Person to act for such Manager by proxy at any meeting of the Board. Every proxy must be signed by the Manager or such Manager’s attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Manager executing it unless otherwise provided in such proxy; provided, that such right to revocation shall not invalidate or otherwise affect actions taken under such proxy prior to such revocation.
Section 4.4    Delegation of Authority to Officers. The Board may, as set forth below, from time to time as it deems advisable, designate one or more individuals as officers of the Company (collectively, the “Officers”). Any such Officers shall have such titles and exercise and perform such powers and duties as may from time to time be assigned to them by the Board, subject to the restrictions and limitations set forth in Sections 4.5 and 4.6. The initial Officers are set forth on Exhibit D to this Agreement. Unless the Board decides otherwise and subject to Sections 4.5 and 4.6, if an Officer’s title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authority and duties that are normally associated with that office, subject to any specific delegation or limitation of authority and duties made pursuant to this Section 4.4. Any Officer may be removed as such, at any time, with or without cause, by the Board. Any Officer also may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Board. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. Designation of an Officer shall not of itself create any contract rights. Any number of offices may be held by the same individual. The Officers shall not be entitled to any compensation for their services as officers, unless approved by a majority of the Board.
Section 4.5    Actions Requiring Board Approval. Without limiting the generality of the foregoing, but subject to Section 4.6, the following actions taken by the Company or any of its Subsidiaries shall require the approval of the Board, and no Member, Manager or Officer shall be permitted to take any of the following actions on behalf of the Company or any of its Subsidiaries unless such action has been so approved:
(a)    acquiring any assets, other than (i) the limited liability company interests of the Sellers pursuant to the Interest Purchase Agreements, (ii) once the relevant Seller becomes a Subsidiary of the Company, the relevant Vessel pursuant to each Shipbuilding Contract, and (iii) in connection with the transactions contemplated under the MOAs and the Bareboat Charters;
(b)    issuing any Interests in the Company or equity interests in any Subsidiary of the Company, creating any new class of Interests in the Company, or granting any options, warrants, convertible securities or other rights to acquire (or that are exercisable for or convertible or exchangeable into), directly or indirectly, any Interests in the Company or equity interests in any Subsidiary of the Company;
(c)    requiring or permitting any Capital Contributions, except as set forth in Section 5.1(a) and Section 5.1(b);
(d)    amending, altering, terminating or repealing (i) this Agreement or the Certificate or any organizational document (e.g., limited liability company agreement, charter, bylaws or shareholders agreement) of any Subsidiary of the Company, or (ii) any Transaction Document;
(e)    making any unilateral payments or distributions to any Member other than as provided in this Agreement;
(f)    subject to Section 4.2(a), increasing or decreasing the size of the Board;

(g)    incurring any debt, entering into any loan to or by the Company or any of its Subsidiaries, or entering into any other guaranty, surety or similar transaction, other than as contemplated under the Bareboat Charters;
(h)    directly or indirectly making any loan to or investment in other Persons or similar capital transaction (other than as contemplated under the Pre-Delivery Loan Facility and investments in cash and cash equivalents);
(i)    taking any action that impairs the ability of the Company to meet its obligations to the Members hereunder;
(j)    changing any tax or accounting election of the Company or any of its Subsidiaries;
(k)    approving or amending an annual budget, it being agreed that if the annual budget for any Fiscal Year is not approved by the Board within thirty (30) days of its presentation to the Board, and in any event no later than the commencement of the following Fiscal Year, the previous annual budget shall be automatically adopted with a two percent (2%) increase until a new annual budget is agreed to by the Board;
(l)    taking any action or entering into any agreement involving the payment by the Company or its Subsidiaries of any amount that is not within the annual budget then in effect;
(m)    changing or adjusting the Working Capital Reserve;
(n)    entering into any Affiliated transaction between the Company or any of its Subsidiaries on the one hand and any Member or any Affiliate of a Member on the other hand, other than in accordance with the Pre-Delivery Loan Facility and the Sub-Bareboat Charters;
(o)    dissolving, liquidating, or otherwise ceasing to conduct the business of, the Company or any of its Subsidiaries;
(p)    entering into any transaction for the disposition or sale of any assets owned by the Company or any of its Subsidiaries, other than in connection with the transactions contemplated under the MOAs and the Bareboat Charters;
(q)    entering into any Company Sale or any other merger, combination, reorganization, recapitalization, consolidation or other similar transaction involving the Company or any of its Subsidiaries;
(r)    taking any of the following actions: (i) filing a voluntary petition in bankruptcy on behalf of the Company or any of its Subsidiaries; (ii) consenting to the filing of any involuntary petition in bankruptcy against the Company or any of its Subsidiaries; (iii) filing any petition seeking, or consenting to, the reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency; (iv) consenting to the appointment of a receiver, liquidator, assignee, trustee or other similar official of the Company or any of its Subsidiaries or a substantial part of its property; (v) making an assignment for the benefit of the Company’s or any of its Subsidiaries’ creditors; or (vi) admitting in writing the Company’s or any of its Subsidiaries’ inability to pay its debts generally as they become due;
(s)    settling or compromising an audit, examination or other proceeding related to taxes; and
(t)    making or entering into any agreement, arrangement, commitment or understanding to do or cause to be done any of the foregoing.

Notwithstanding anything herein to the contrary, it is hereby agreed that the Company shall cause any available cash of any Subsidiary of the Company to be distributed to the Company on a monthly basis, such distributions to be made no later than the first day of each month, and the Board shall be required to carry out and effectuate such distributions without the need for any further consent or approval of the Board.
Section 4.6    Actions Requiring Approval Solely of Investor Managers. Notwithstanding anything to the contrary contained herein, the approval of two (2) Investor Managers only, without the consent of the Sponsor Managers, shall be required for (a) any Board decision following the occurrence of (i) a breach or default by the Sponsor and/or its Subsidiaries under any Transaction Document (in each case, including enforcement of the rights of the Company or its Subsidiaries thereunder) or (ii) a Change of Control Transaction without the prior written consent of the two (2) Investor Managers then serving, (b) any approvals required in connection with the Pre-Delivery Loan Facility or any Interest Purchase Agreement or Sub-Bareboat Charter (or any other related documentation), including the authorization of any amendment or waiver thereunder and any upward adjustment to fixed charterhire under any Sub-Bareboat Charter, or (c) any other circumstance where, in the reasonable opinion of the Investor, both (i) a material conflict of interest exists between the Sponsor’s interests as a Member hereunder, on the one hand, and the Sponsor’s or its Affiliates interests under a Transaction Document, on the other hand, and (ii) the Sponsor or its Affiliates may derive a financial gain or other benefit in connection therewith (the parties acknowledging that each Sponsor Manager shall serve on the Board solely as an observer in respect of any of the circumstances described in the foregoing clauses (a), (b) and (c), and no Member, Sponsor Manager or Officer shall be permitted to take any action on behalf of the Company or any of its Subsidiaries in connection therewith unless such action has been so approved by the two (2) Investor Managers).
Section 4.7    Reliance by Third Parties. Persons dealing with the Company are entitled to rely conclusively upon the power and authority of the Board, any Manager and any Officer as herein set forth, and shall not be required to inquire as to such Person’s authority to bind the Company.
Section 4.8    Limitation on Manager Fiduciary Duties. To the fullest extent permitted by law, no Manager shall have any duties, fiduciary or similar duties, to the Company or any Member. With respect to any vote, consent or approval at any meeting of the Board or otherwise under this Agreement, each Member and each Manager may grant or withhold such vote, consent or approval (a) in its sole and absolute discretion, (b) with or without cause, (c) subject to such conditions as it shall deem appropriate, and (d) without taking into account the interests of, and without incurring liability to, the Company, any Member, Manager, or any Officer or employee of the Company.
Article V
CAPITAL ACCOUNTS; ALLOCATIONS OF PROFITS AND LOSSES; DISTRIBUTIONS
Section 5.1    Capital Contributions.
(a)    On October 15, 2019, or such other date mutually agreed by the Members, each Member shall make the initial Capital Contribution to the Company set forth opposite its name on Exhibit A to this Agreement under the heading “Initial Capital Contribution”.
(b)    Pursuant to Section 5.1(a), the Sponsor shall make an initial Capital Contribution to the Company equal to the Sponsor Contributed Equity. The Investor agrees that it shall make an initial Capital Contribution to the Company pursuant to Section 5.1(a), and additional Capital Contributions to the Company pursuant to this Section 5.1(b), in an aggregate amount of up to the Investor Contributed Equity. The Sponsor may determine from time to time that such additional Capital Contributions by the Investor are required for purposes of funding (x) payments by the Company or its Subsidiaries that are due under the Pre-Delivery Loan Facility or any other Transaction Documents, (y) payments by the Company or its Subsidiaries that are due with respect to any portion of the Purchase Price for each Vessel, or (z) to fund the Working Capital Reserve. The Members currently anticipate that such additional Capital Contributions by the Investor will be made at such times and in such amounts set forth opposite its name on Exhibit A to this Agreement under the heading “Additional Capital Contributions”; provided, however, that the Members will from time to time adjust the timing and/or amount of such additional Capital Contributions set forth on Exhibit A as necessary to reflect any documented change in the timing, or documented reduction in the amount, of any payments described in clauses (x) or (y) of the previous sentence for which such additional Capital Contributions were required. Following a determination by the Sponsor in good faith that such a Capital Contribution is required, the Company shall provide notice to the Investor in writing at least fifteen (15) Business Days prior to the date on which such Capital Contribution is due to be received by the Company; provided, however, that at no time shall any such Capital Contribution be required to be made by the Investor if a breach or default shall have occurred and be continuing under any of the Transaction Documents. So long as no breach or default shall have occurred and be continuing under any of the Transaction Documents, the Investor shall be required to make Capital Contributions in accordance with this Section 5.1(b) so long as the aggregate amount of such Capital Contributions (together with the Investor’s initial Capital Contribution pursuant to Section 5.1(a)) do not exceed the Investor Contributed Equity. Promptly following the Investor having made its last additional Capital Contribution contemplated on Exhibit A, the Company shall calculate the Equity Participation Percentages of each of the Members based on the amount of their respective Capital Contributions. To the extent that the Sponsor has made aggregate Capital Contributions in excess of the Investor’s aggregate Capital Contributions at such time, there shall be a true-up (satisfied by the Investor contributing to the Company an amount equal to a portion of such excess as a Capital Contribution to be used by the Company to reimburse the Sponsor for a portion of its excess Capital Contributions) such that after giving effect to the true-up the Sponsor and the Investor have each made an equivalent amount of aggregate Capital Contributions resulting in each Member having a fifty percent (50%) Equity Participation Percentage. Notwithstanding the foregoing, the Investor may also voluntarily elect to make additional Capital Contributions at any time until the Investor has made an aggregate amount of Capital Contributions (together with its initial Capital Contribution pursuant to Section 5.1(a)) equal to the Investor Contributed Equity.
(c)    Except as set forth in Section 5.1(a) and Section 5.1(b), no Member shall be required to make any additional Capital Contributions to the Company without such Member’s consent. The Sponsor acknowledges that a failure by the Sponsor to make any Capital Contribution required pursuant to Section 5.1(a) or consented to pursuant to this Section 5.1(c), shall constitute an Event of Default under the Pre-Delivery Loan Facility.
(d)    The Members acknowledge and agree that the Capital Contributions will be used for, among other things, fulfilling the Company’s or its Subsidiaries’ obligations under the Pre-Delivery Loan Facility and the other Transaction Documents, paying a portion of the Purchase Price for each Vessel, and funding and maintaining the Working Capital Reserve. Exhibit A shall be updated from time to time by the Board to reflect the date and amount of any Capital Contributions made by the Members hereunder.
(e)    No Member shall be entitled to receive interest on its Capital Contributions or to request a return of its Capital Contributions to the Company.
(f)    In connection with any Capital Contributions required pursuant to Section 5.1(a) or Section 5.1(b), or any additional Capital Contributions consented to pursuant to Section 5.1(c), the Company shall provide to each applicable Member written notice of such Capital Contribution requirement not less than fifteen (15) Business Days prior the date on which such amounts are due to be received by the Company. In the event that any Member, required to make any such Capital Contribution pursuant to Section 5.1(a) or Section 5.1(b) or having consented to any such Capital Contribution pursuant to Section 5.1(c), fails to make its full, applicable pro-rata share of such Capital Contribution after a three (3) day additional cure period, the non-defaulting Members shall have the right to make additional Capital Contributions to the Company (pro-rata or in such other percentages as such participating Members may agree) in aggregate amounts equal to such default, in which case each such non-defaulting Member participating in such Capital Contributions shall be deemed for all purposes of this Agreement (including for purposes of calculating each Member’s Equity Participation Percentage) to have made a Capital Contribution in an amount equal to one hundred fifty percent (150%) of the amount such Member contributed to the Company to fund such default. In addition to the foregoing, the Company and the non-defaulting Member shall have all other rights and remedies at law or in equity against the defaulting Member.
Section 5.2    Capital Accounts.
(a)    A Capital Account shall be maintained for each Member in accordance with Section 704(b) of the Code and Treasury Regulations Sections 1.704-1(b) and 1.704-2.
(b)    The Capital Account of each Member shall be increased by (i) the amount of any cash contributed by such Member to the capital of the Company, (ii) the Book Basis of any property contributed by such Member to the capital of the Company (net of liabilities that the Company is considered to assume, or take property subject to, under Section 752 of the Code), (iii) such Member’s share of Net Profits (as determined in accordance with Section 5.3) and (iv) any gross income and gain allocated to such Member pursuant to Section 5.4.
(c)    The Capital Account of each Member shall be decreased by (i) the amount of all cash distributions to such Member, (ii) the Book Basis of any property distributed to such Member by the Company (net of liabilities that the Member is considered to assume, or take property subject to, under Section 752 of the Code), (iii) such Member’s share of Net Losses (as determined in accordance with Section 5.3), and (iv) any gross deductions and loss allocated to such Member pursuant to Section 5.4.
(d)    No Member shall be required to restore any negative balance in its Capital Account.
(e)    If all or a portion of a Member’s Interests in the Company is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Interests, and will be treated as having made any Capital Contributions and received any distributions made or received with respect to such Transferred Interests while such Transferred Interests was held by the transferor, including for purposes of the calculations under Section 5.6(a), Section 5.6(b) and Section 9.3(b).
(f)    The Capital Account of each Member may be adjusted to reflect any adjustment to the Book Basis of the Company’s assets attributable to the application of Sections 734 or 743 of the Code to the extent required pursuant to Treasury Regulations Section 1.704- 1(b)(2)(iv)(m).
(g)    Except as otherwise provided in this Agreement, whenever it is necessary to determine the Capital Account balance of any Member, the Capital Account balance of such Member shall be determined after giving effect to all allocations pursuant to this Article V and all contributions and distributions made prior to the time as of which such determination is to be made.
Section 5.3    Allocations of Net Profits and Net Losses. After the application of Section 5.4, Net Profits and Net Losses for any taxable year, or portion thereof, shall be allocated among the Members in a manner such that the Capital Account of each Member, immediately after making such allocation, and after taking into account actual distributions made during such taxable year, or portion thereof, is, as nearly as possible, equal (proportionately) to (i) the distributions that would be made to such Member pursuant to Section 5.6(a) or Section 9.3(b), as applicable, if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Book Basis, all Company liabilities, including the Company’s share of any liability of any entity treated as a partnership for U.S. federal income tax purposes in which the Company is a partner, were satisfied (limited with respect to each nonrecourse liability to the Book Basis of the assets securing such liability) and such proceeds of the Company were distributed in accordance with Section 5.6(a) or Section 9.3(b), as applicable, to the Members immediately after making such allocation, minus (ii) such Member’s share of Company minimum gain and Member nonrecourse debt minimum gain determined pursuant to Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), computed immediately prior to the hypothetical sale of assets. Subject to the other provisions of this Article V, an allocation to a Member of a share of Net Profit or Net Loss shall be treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing Net Profit or Net Loss.
Section 5.4    Regulatory Allocations.
(a)    Notwithstanding any other provision of this Agreement, (i) “partner nonrecourse deductions” (as defined in Treasury Regulations Section 1.704-2(i)), if any, of the Company shall be allocated for each period to the Member that bears the economic risk of loss within the meaning of Treasury Regulations Section 1.704-2(i), and (ii) “nonrecourse deductions” (as defined in Treasury Regulations Section 1.704-2(b)) and “excess nonrecourse liabilities” (as defined in Treasury Regulations Section 1.752-3(a)), if any, of the Company shall be allocated to the Members in accordance with their respective Equity Participation Percentages.
(b)    This Agreement shall be deemed to include “qualified income offset,” “minimum gain chargeback” and “partner nonrecourse debt minimum gain chargeback” provisions within the meaning of Treasury Regulations under Section 704(b) of the Code. Accordingly, notwithstanding any other provision of this Agreement, items of gross income shall be allocated to the Members on a priority basis to the extent and in the manner required by such provisions.
(c)    To the extent that Net Losses or items of loss or deduction otherwise allocable to a Member hereunder would cause such Member to have an Adjusted Capital Account Deficit as of the end of the taxable year to which such Net Losses, or items of loss or deduction, relate (after taking into account the allocation of all items of income and gain for such taxable period), such Net Losses, or items of loss or deduction, shall be allocated first, to Members who would not have an Adjusted Capital Account Deficit, pro rata, in proportion to their Capital Account balances, adjusted as provided in clauses (a) and (b) of the definition of Adjusted Capital Account Deficit, until no Member would be entitled to any further allocation, and thereafter, shall be allocated to Members in accordance with their respective Equity Participation Percentages.
(d)    Any allocations required to be made pursuant to Section 5.4(a) through Section 5.4(c) (the “Regulatory Allocations”) (other than allocations, the effects of which are likely to be offset in the future by other special allocations) shall be taken into account, to the extent permitted by the Treasury Regulations, in computing subsequent allocations of income, gain, loss or deduction pursuant to Section 5.3 so that the net amount of any items so allocated and all other items allocated to each Member shall, to the extent possible, be equal to the amount that would have been allocated to each Member pursuant to Section 5.3 had such Regulatory Allocations under this Section 5.4 not occurred.
(e)    The foregoing provisions of Section 5.2, Section 5.3 and this Section 5.4, and the other provisions of this Agreement relating to the maintenance of Capital Accounts, are intended to comply with

Treasury Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent therewith. In the event the Board determines that it is prudent to modify the manner in which the aggregate Capital Accounts, or any debits or credits thereto are computed in order to comply with such regulations, the Board may make such modifications. The Board also will (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(1) and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulations Section 1.704-1(b).
Section 5.5    Tax Allocations.
(a)    For U.S. federal income tax purposes, except as otherwise provided in this Section 5.5, each item of income, gain, loss and deduction shall be allocated among the Members in the same manner as its corresponding item of book income, gain, loss or deduction is allocated pursuant to this Article V.
(b)    In accordance with Sections 704(b) and 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any Company asset contributed (or deemed contributed) to the capital of the Company shall, solely for U.S. federal income tax purposes, be allocated among the Members so as to take into account any variation between the adjusted basis of such Company asset for U.S. federal income tax purposes and its Book Basis upon its contribution (or deemed contribution). If the Book Basis of any Company asset is adjusted, subsequent allocations of taxable income, gain, loss and deduction with respect to such Company asset shall take account of any variation between the adjusted basis of such Company asset for U.S. federal income tax purposes and the Book Basis of such Company asset in the manner prescribed under Code Sections 704(b) and 704(c) and the Treasury Regulations thereunder. Any elections or decisions relating to such allocations shall be made by the Board; provided that if any such election or decision should result in a materially disproportionate adverse effect on a particular Member relative to other Members, consent (which consent shall not be unreasonably conditioned, withheld or delayed) of such adversely affected Member shall be required.
(c)    If a Member acquires any Interests, redeems all or a portion of its Interests or Transfers any Interests during a taxable year, the Net Profits or Net Losses (and other items referred to in Section 5.3 or 5.4) attributable to such Interests for such taxable year shall be allocated between the transferor and the transferee by closing the books of the Company as of the date of the Transfer, or by any other method permitted under Section 706 of the Code and the Treasury Regulations thereunder that is selected by the Board, provided that in any event Net Profits or Net Losses (and other items referred to in Section 5.3 or 5.4) attributable to any extraordinary non-recurring items of the Company shall be allocated between the transferor and the transferee by closing the books of the Company with respect to such items.
(d)    The provisions of this Article V (and other related provisions in this Agreement) pertaining to the allocation of items of Company income, gain, loss, deductions, and credits shall be interpreted consistently with the Treasury Regulations, and to the extent unintentionally inconsistent with such Treasury Regulations, shall be deemed to be modified to the extent necessary to make such provisions consistent with the Treasury Regulations.
Section 5.6    Distributions.
(a)    Subject to Section 5.6(b) and Section 5.6(c), and the terms of the Bareboat Charters, the Company shall make distributions of 100% of Distributable Cash pro rata to the Members in accordance with their respective Equity Participation Percentages on a monthly basis, such distributions to be made no later than five (5) days after the end of each month.

(b)    Notwithstanding the foregoing, during the continuance of an Event of Default under a Sub-Bareboat Charter or the Pre-Delivery Loan Facility, all distributions of Distributable Cash shall be made as follows:
(i)    First, one hundred percent (100%) to the Investor until the Investor has received its Equity Participation Percentage of (A) all amounts due and payable under such Sub-Bareboat Charter (including the Termination Sum), in the case of an Event of Default under such Sub-Bareboat Charter (or, if greater, that would be due and payable if such Sub-Bareboat Charter had been immediately terminated as a result of such Event of Default and the payment of the applicable Termination Sum demanded in connection therewith), or (B) all outstanding amounts due to the Company under the Pre-Delivery Loan Facility (including the repayment of principal and any interest or default interest thereunder), in the case of an Event of Default under the Pre-Delivery Loan Facility;
(ii)    Second, one hundred percent (100%) to the Sponsor until the Sponsor has received its Equity Participation Percentage of (A) all amounts due and payable under such Sub-Bareboat Charter (including the Termination Sum), in the case of an Event of Default under such Sub-Bareboat Charter (or, if greater, that would be due and payable if such Sub-Bareboat Charter had been immediately terminated as a result of such Event of Default and the payment of the applicable Termination Sum demanded in connection therewith), or (B) all outstanding amounts due to the Company under the Pre-Delivery Loan Facility (including the repayment of principal and any interest or default interest thereunder), in the case of an Event of Default under the Pre-Delivery Loan Facility; and
(iii)    Third, one hundred percent (100%) to the Members pro rata in accordance with their respective Equity Participation Percentages.
(c)    The Board is hereby authorized to withhold from distributions, or with respect to allocations, to any Member and to pay over to any federal, state, local or foreign government any amounts required to be so withheld pursuant to the Code or any provision of any other federal, state, local or foreign law and shall allocate such amounts to the Member with respect to which such amount was withheld. All amounts withheld by the Board pursuant to this Section 5.6(c) with respect to a Member shall be treated as if such amounts were distributed to such Member under this Agreement. Prior to any such withholding, the Company shall give such Member notice of such withholding obligation so that the Member has the opportunity to file the proper tax forms or take such other actions necessary to minimize or eliminate the withholding obligation. The Company shall assist such Member in minimizing or eliminating and in determining the extent of, and in fulfilling, its withholding obligations.
Article VI
ADMISSION OF ADDITIONAL MEMBERS; WITHDRAWALS
Section 6.1    Admission of Additional Members. No additional Members may be admitted to the Company without the unanimous approval of the Board; provided, however, that the approval of the Board shall not be required to admit a Member to the Company to whom Interests are Transferred in accordance with Article VII. Any additional Member admitted to the Company pursuant to this Article VI shall execute (i) an Agreement to be Bound, in substantially the form of Exhibit E to this Agreement, agreeing to be bound by and subject to all of the terms and conditions of this Agreement (an “Agreement to be Bound”), and (ii) such other documents as may be reasonably requested by the Board. In connection with such admission, the Company shall update Exhibit A to this Agreement.

Section 6.2    Withdrawal of a Member. A Member may not (a) withdraw from the Company or (b) withdraw any portion of its Capital Account balance except (i) with the unanimous consent of the Board or (ii) in the case of clause (a), following the Transfer of all of such Member’s Interests in accordance with the terms of this Agreement.
Article VII
TRANSFERS OF INTERESTS
Section 7.1    General Restrictions on Transfer.
(a)    Except as set forth below, no Member shall Transfer any Interests, except in accordance with the terms and conditions of this Agreement and any such Transfer in violation of the terms of this Agreement shall be null and void. Before any Person shall be admitted to the Company as a successor to a Member, the transferee shall execute an Agreement to be Bound and shall execute such other documents as may be reasonably requested by the Board, including, if requested by a Manager, an opinion of counsel, in form and substance satisfactory to the Board, to the effect that (i) such Transfer would not violate the Securities Act or any state securities or blue sky laws applicable to the Company, (ii) such Transfer would not cause the Company to be considered a publicly traded partnership under Section 7704(b) of the Code; (iii) such Transfer would not cause the Company to lose its status as a partnership for federal income tax purposes; and (iv) such Transfer would not require the Company to register as an investment adviser under the Investment Advisers Act of 1940 or as an investment company under the Investment Company Act of 1940.
(b)    Notwithstanding anything to the contrary contained herein, the Investor may Transfer all or a portion of its Interests to any Person in its sole discretion, provided, however, that (i) such Transfer would not have any materially adverse tax implications upon the Company or the other Member(s), (ii) unless an Event of Default under the Pre-Delivery Loan Facility or a Sub-Bareboat Charter has occurred and is continuing, the Investor shall not Transfer any of its Interests to a Sponsor Competitor without the prior written consent of the Sponsor, and (iii) no such Transfer shall be recognized by the Company until such transferee has executed an Agreement to be Bound.
(c)    Notwithstanding anything to the contrary contained in this Agreement, the Sponsor may not Transfer any portion of its Interests without the consent of the Investor. In addition, a Change of Control Transaction shall not be permitted without the prior written consent of the two (2) Investor Managers then serving (which consent shall not be unreasonably withheld). The Sponsor acknowledges that a violation of this Section 7.1(c) shall constitute an Event of Default under the Pre-Delivery Loan Facility and each Sub-Bareboat Charter.
Section 7.2    Put/Call Option; Repurchase Obligation; Maturity Date Option.
(a)    Put Option.     Provided that the Sponsor has not exercised its Call Option or Maturity Date Option, and subject to subsections (e) and (f) of this Section 7.2, the Investor shall have the continuing right (the “Put Option”) at any time after the seventh anniversary of the Effective Date, to require the Sponsor to acquire all of the Interests held by the Investor in consideration for the Put Option Purchase Price, by delivering a notice to the Sponsor (the “Put Option Notice”) setting forth a closing date for the acquisition of all of the Investor’s Interests no less than one hundred eighty (180) days after the delivery of the Put Option Notice (the “Put Transaction Closing Date”). For purposes of this Section 7.2, the “Put Option Purchase Price” shall mean an aggregate amount determined as of the Put Transaction Closing Date equal to the sum of:

(i)    for each Vessel owned or leased by the Company or its Subsidiaries on the Put Transaction Closing Date, a price equal to an amount that is reduced on a daily basis between $3,900,000and $3,726,755 based on the number of days that have elapsed since the fourth anniversary of its Delivery Date, calculated as follows:

Anniversary of Delivery Date	Price	Daily Reduction Until Next Anniversary
4th Anniversary	$3,900,000	$137
5th Anniversary	$3,850,000	$137
6th Anniversary	$3,800,000	$201
On or after 7th Anniversary	$3,726,755	$0

plus
(ii)    an amount equal to (A) the Investor’s Equity Participation Percentage on the Put Transaction Closing Date multiplied by (B) the sum of (1) all Distributable Cash held by the Company on the Put Transaction Closing Date, and (2) all accrued and unpaid amounts due to the Company or its Subsidiaries under the Sub-Bareboat Charters (including any Profit Sharing) on the Put Transaction Closing Date.
Notwithstanding the foregoing, if (x) the Investor has made aggregate Capital Contributions in excess of the Investor Contributed Equity, or (y) one or more Events of Default have occurred under any Sub-Bareboat Charter or the Pre-Delivery Loan Facility (or any related agreements) at any time prior to the Put Transaction Closing Date, or (z) one or more Vessels are delivered to the relevant Sellers more than sixty (60) days after their respective Scheduled Delivery Dates, the Put Option Purchase Price payable hereunder shall be adjusted upwards by the Investor, in its sole discretion, by revising the “Price” and “Daily Reduction Until Next Anniversary” amounts set forth in clause (i) of this Section 7.2(a) so as to cause the adjusted Put Option Purchase Price to reflect the same return on investment that the Investor would have received upon exercise of the Put Option but for such excess Capital Contributions, Events of Default or delay in the delivery of the Vessels. Any determination of such adjustment to the Put Option Purchase Price shall be made by the Investor in its sole discretion, and shall be final and binding on the parties absent manifest error.
(b)    Call Option.     Provided that the Investor has not exercised its Put Option, and subject to subsections (e) and (f) of this Section 7.2 and the last sentence of this subsection (b), the Sponsor shall have the right (the “Call Option”) at any time after the seventh anniversary of the Effective Date, to require the Investor to sell to the Sponsor all of the Interests held by the Investor, in consideration for the Call Option Purchase Price by delivering a notice to the Sponsor (the “Call Option Notice”) setting forth a closing date for the acquisition of the Investor’s Interests no less than one hundred eighty (180) days after the delivery of the Call Option Notice (the “Call Transaction Closing Date”). For purposes of this Section 7.2, the “Call Option Purchase Price” shall mean an aggregate amount determined as of the Call Transaction Closing Date equal to the sum of:
(i)    for each Vessel owned or leased by the Company or its Subsidiaries on the Call Transaction Closing Date, a price equal to an amount that is reduced on a daily basis between $4,000,000 and $3,726,755 based on the number of days that have elapsed since the fourth anniversary of its Delivery Date, calculated as follows:

Anniversary of Delivery Date	Price	Daily Reduction Until Next Anniversary
4th Anniversary	$4,000,000	$137
5th Anniversary	$3,950,000	$274
6th Anniversary	$3,850,000	$338
On or after 7th Anniversary	$3,726,755	$0

plus
(ii)    an amount equal to (A) the Investor’s Equity Participation Percentage on the Call Transaction Closing Date multiplied by (B) the sum of (1) all Distributable Cash held by the Company on the Call Transaction Closing Date, and (2) all accrued and unpaid amounts due to the Company or its Subsidiaries under the Sub-Bareboat Charters (including any Profit Sharing) on the Call Transaction Closing Date.
Notwithstanding the foregoing, if (x) the Investor has made aggregate Capital Contributions in excess of the Investor Contributed Equity, or (y) one or more Events of Default have occurred under any Sub-Bareboat Charter or the Pre-Delivery Loan Facility (or any related agreements) at any time prior to the Call Transaction Closing Date, or (z) one or more Vessels are delivered to the relevant Sellers more than sixty (60) days after their respective Scheduled Delivery Dates, the Call Option Purchase Price payable hereunder shall be adjusted upwards by the Investor, in its sole discretion, by revising the “Price” and “Daily Reduction Until Next Anniversary” amounts set forth in clause (i) of this Section 7.2(b) so as to cause the adjusted Call Option Purchase Price to reflect the same return on investment that the Investor would have received upon exercise of the Call Option but for such excess Capital Contributions, Events of Default or delay in the delivery of the Vessels. Any determination of such adjustment to the Call Option Purchase Price shall be made by the Investor in its sole discretion, and shall be final and binding on the parties absent manifest error.
Notwithstanding anything in this Agreement to the contrary, during any period of time in which the Sponsor has the right to exercise both the Call Option and the Maturity Date Option, the Sponsor shall only be permitted to exercise that option which results in the higher Option Price payable to the Investor.
(c)    Repurchase Obligation upon Event of Default. Following the occurrence of an Event of Default under a Sub-Bareboat Charter or the Pre-Delivery Loan Facility (or any related agreements) that has not been timely cured (to the extent curable) in accordance with the applicable cure provisions thereof, and subject to subsections (e) and (f) of this Section 7.2, the Investor shall have the continuing right at any time after such Event of Default to require the Sponsor to acquire all of the Interests held by the Investor in consideration for the Repurchase Price by delivering a written notice to the Sponsor (the “Repurchase Notice”) setting forth a closing date for the acquisition of the Investor’s Interests no less than ten (10) Business Days after the delivery of the Repurchase Notice. For purposes of this Section 7.2, the “Repurchase Price” shall mean an amount equal to the Investor’s Equity Participation Percentage on such closing date multiplied by (i) in the case of an Event of Default under the Sub-Bareboat Charter, an amount equal to (A) the sum of (I) the aggregate of all amounts (including the Termination Sums) due and payable under each then outstanding Sub-Bareboat Charter (or, if greater, that would be due and payable if all such Sub-Bareboat Charters had been immediately terminated as a result of such Event of Default and the payment of the applicable Termination Sums demanded in connection therewith) plus (II) all Distributable Cash held by the Company on such closing date, minus (B) the aggregate remaining amounts due and payable by the Seller under each then outstanding Bareboat Charter, in the case of an Event of Default under any Sub-Bareboat Charter, or (ii) in the case of an Event of

Default under the Pre-Delivery Loan Facility, the sum of (I) all then outstanding amounts under the Pre-Delivery Loan Facility plus (II) all Distributable Cash held by the Company on such closing date.
(d)    Maturity Date Option. Provided that no Event of Default has occurred under any Sub-Bareboat Charter or the Pre-Delivery Loan Facility (or any related agreements) which has not been timely cured (to the extent curable) in accordance with the applicable cure provisions thereof and that the Investor has not exercised its Put Option and the Sponsor has not exercised its Call Option, and subject to subsections (e) and (f) of this Section 7.2 and the last sentence of this subsection (d), in lieu of purchasing any Vessel on the expiry date of the Sub-Bareboat Charter to which such Vessel is subject, the Sponsor shall have the right (the “Maturity Date Option”) to require the Investor to sell to the Sponsor on such expiry date all of the Interests held by the Investor on such date in consideration for the Maturity Date Purchase Price. In order to exercise this Maturity Date Option, the Sponsor must deliver a notice to the Investor (the “Maturity Date Notice”) no less than one hundred eighty (180) days prior to the expiry date of the relevant Sub-Bareboat Charter, notifying the Investor that it wishes to exercise the Maturity Date Option. For purposes of this Section 7.2, the “Maturity Date Purchase Price” shall mean an amount equal to (i) the Investor’s Equity Participation Percentage on such expiry date multiplied by (ii) an amount equal to (A) the sum of (I) $27,500,000 per Vessel for each Vessel owned or leased by the Company or its Subsidiaries at such time, plus (II) all Distributable Cash held by the Company on such expiry date, plus (III) the aggregate remaining amounts due and payable to the Company or its Subsidiaries under each then outstanding Sub-Bareboat Charter (including any Profit Sharing) on such expiry date, minus (B) the aggregate remaining amounts due and payable by the Seller under each then outstanding Bareboat Charter. Notwithstanding anything in this Agreement to the contrary, during any period of time in which the Sponsor has the right to exercise both the Call Option and the Maturity Date Option, the Sponsor shall only be permitted to exercise the option that results in the higher Option Price payable to the Investor.
(e)    Closing. Upon exercise by the Investor or the Sponsor of its rights under this Section 7.2, the Members shall be legally obligated to consummate the purchase contemplated thereby and shall use their reasonable best efforts to secure any approvals required, and to comply as soon as practicable with all applicable laws and regulations in connection therewith; provided, however, that, with respect to the parties’ obligations under Section 7.2(c), any subsequent cure of an Event of Default shall not relieve the parties’ of their obligations thereunder unless the Investor, in its sole discretion, waives such obligations. The closing of the purchase of the Investor’s Interests by the Sponsor pursuant to this Section 7.2 shall take place at the principal offices of the Company or such other place as agreed to by the Members, and shall take place on the date set forth in the Option Notice or such other date mutually agreed by the Members. The Option Price payable by the Sponsor in exchange for the Investor’s Interests shall be paid to the Investor by wire transfer of immediately available funds pursuant to the wire transfer instructions provided by the Investor in writing at least two Business Days prior to the closing of the purchase pursuant to this Section 7.2. At the closing, the Members shall execute and deliver such documents as are reasonably necessary or appropriate to effectuate the Transfer of the Interests to the Sponsor, including duly executed instruments of transfer and any other documents that are reasonably necessary to transfer to the Sponsor good and marketable title to such Interests.
(f)     Default of Sponsor. If the Sponsor defaults on the performance of its obligations to acquire all of the Interests of the Investor for the Option Price pursuant to this Section 7.2, (i) the Sponsor shall lose its right to designate any Managers to the Board and any then appointed Sponsor Managers shall be deemed to have immediately resigned, and (ii) the Investor may (1) enforce the rights of the Investor by specific performance, (2) collect damages incidental to such specific performance action which are permitted in connection with such action, and (3) pursue all other rights and remedies at law or in equity against the Sponsor. Without limiting the generality of the foregoing, if the Sponsor defaults on the performance of its obligations hereunder, the Investor shall have the right to cause the Company to effect a Company Sale to any third party and in connection therewith require the Sponsor to also sell all of its Interests in the Company (or its indirect interests in the Company’s and the Subsidiaries’ assets (including the Vessels)) to such third party on the same terms and conditions as the Investor (provided, that the Investor shall be entitled to a preference on the net proceeds of such sale equal to the Option Price that the Investor would have been paid but for the Sponsor’s default, prior to the Sponsor receiving any net proceeds therefrom).
Article VIII
ACCOUNTING AND FISCAL MATTERS
Section 8.1    Fiscal Year. The Company’s fiscal year shall be the calendar year, unless otherwise fixed by the Board (the “Fiscal Year”).
Section 8.2    Books and Records; Information; Reports.
(a)    The Sponsor shall keep, or arrange to have kept, full, accurate, complete, and proper books and records of all of the operations of the Company. The books and records of the Company shall, at the cost and expense of the Company, be kept and cause to be kept by the Sponsor at the principal office of the Company. Each Member, at its own expense, shall have the right upon reasonable notice to inspect the books and records of the Company during business hours at the principal place of business of the Company.
(b)    In addition, the Sponsor shall provide each Member with (i) monthly management updates within 20 days following the end of each month, (ii) quarterly unaudited financial reports within 45 days following the end of each calendar quarter, and (iii) audited annual financial reports within 90 days following the end of each calendar year.
Section 8.3    Tax Returns. The Board shall have the power to cause the Company to prepare and file (or to retain professionals to prepare and file on the Company’s behalf) any tax returns and reports. Not later than 100 days after the end of each Fiscal Year, the Company shall deliver to each Member tax information for each Fiscal Year necessary for the preparation by each Member of its United States federal and state income or other tax and information returns.
Section 8.4    Tax Matters. The Company intends to be treated as a partnership for U.S. federal income tax purposes. Each Member represents, warrants and covenants with the other Members hereto that it will not unreasonably take a position on its United States income tax return, on any claim for refund, or in any administrative or legal proceeding, which is inconsistent with the provisions of this Agreement or with the treatment of the Company as a partnership, without obtaining the prior written consent of the Board and the Investor. The Investor is hereby designated as “Partnership Representative” as defined by Code Section 6223 and the Treasury Regulations issued thereunder and shall make all decisions in its capacity as Partnership Representative in such manner as it determines to be in the best interests of the Members. The Company shall bear any reasonable and documented expenses (including the out-of-pocket fees and expenses of counsel) of the Partnership Representative incurred in connection with the performance of its duties as the Partnership Representative. The Partnership Representative will inform each other Member of all material tax matters related to the Company or its assets or operations in dispute with any taxing authority that may come to its attention in its capacity as “Partnership Representative” by giving notice thereof promptly after becoming aware thereof and, within a reasonable time, will forward to each other Member copies of all written communications it may receive in that capacity.

Article IX
DISSOLUTION
Section 9.1    Dissolution. The Company shall be dissolved, and shall terminate and wind up its affairs, upon the first to occur of the following:
(a)    the unanimous written consent of the Members; and
(b)    the entry of a decree of judicial dissolution under the Act.
Section 9.2    Continued Existence. The death, disability, withdrawal, bankruptcy, or dissolution of a Member shall not result in the dissolution or winding up of the Company and the Company shall continue its existence thereafter until such time as the Company shall be dissolved in accordance with Section 9.1.
Section 9.3    Procedure on Winding Up.
(a)    If the Company is dissolved, the business and affairs of the Company shall thereupon be wound up by the Board or, if the Board is unable to do so, by any other Persons authorized by the Board (the Board or any such Persons, the “Liquidator”). Upon the winding up of the Company, a full accounting of the assets and liabilities of the Company shall be taken and the assets of the Company shall be retained to the extent determined by the Liquidator.
(b)    Any assets retained after any such liquidation shall be applied and distributed as promptly as practicable in the following order of priority:
(i)    payment of the debts and liabilities of the Company, in order of priority provided by law, and payment of the expenses of liquidation;
(ii)    setting up of such reserves as the Liquidator may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company or any obligations or liabilities not then due and payable; provided any balance of such reserve, at the expiration of such period as the Liquidator shall deem advisable, shall be distributed in the manner hereinafter provided; and thereafter
(iii)    distribution to the Members in accordance with Section 5.6, as applicable.
(c)    As promptly as possible after the completion of the winding up of the Company, the Liquidator shall cause a final statement and report of the Company to be prepared and forwarded to each Member.
(d)    As promptly as possible, and in any event within ninety (90) days following the dissolution and winding up of the Company, the Liquidator shall file appropriate articles of dissolution for the Company pursuant to and in accordance with the applicable provisions of the Act.
Article X
LIMITATION OF LIABILITY AND INDEMNIFICATION
Section 10.1    Limitation of Liability; Standard of Care.

(a)    This Agreement is not intended to, and does not, create or impose any fiduciary duty on any Covered Person. Furthermore, each of the Members and the Company hereby waives any and all fiduciary duties that, absent such waiver, may be implied by applicable law, and in doing so, acknowledges and agrees that the duties and obligation of each Covered Person to each other and to the Company are only as expressly set forth in this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Covered Person.
(b)    No Covered Person shall be liable to the Company, any Subsidiary of the Company or any other Covered Person for any loss suffered by the Company, any Subsidiary of the Company or any Covered Person which arises out of any act or omission believed by such Person in good faith to be within the scope of authority conferred upon him or her by this Agreement, but shall have liability only for acts or omissions involving its, his or her willful misconduct, fraud or gross negligence.
(c)    Whenever in this Agreement a Covered Person is permitted or required to make a decision (including a decision that is in such Covered Person’s “discretion” or under a grant of similar authority or latitude), the Covered Person shall be entitled to consider only such interests and factors as such Covered Person desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person. Whenever in this Agreement a Covered Person is permitted or required to make a decision in such Covered Person’s “good faith,” the Covered Person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or any other applicable law.
(d)    Without limiting the foregoing, the Company shall not be permitted to bring any action against any Member in connection with the ownership by such Member of Interests, or such Member’s membership in the Company, except to the extent such action is based upon an alleged breach of this Agreement or any other written agreement to which such Member is a party.
Section 10.2    Indemnification by the Company. To the maximum extent permitted by applicable law, the Company shall protect, indemnify, defend and hold harmless each Covered Person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding (each, a “Claim”), whether civil, criminal, administrative or investigative, directly or indirectly (a) arising out of or in connection with any act or failure to act by a Covered Person pursuant to this Agreement, (b) by reason of such Person’s status as a Covered Person or (c) in connection with the business and affairs of the Company in its capacity as a Covered Person, in each case against losses, damages, expenses (including reasonable attorneys’ fees), judgments, fines and amounts (“Losses”) reasonably incurred by such Covered Person in connection with such Claim, except to the extent that such Losses (i) in the case of any Covered Person, were the result of its, his or her willful misconduct, fraud or gross negligence of such Covered Person, or (ii) relate to disputes between or among the parties to this Agreement, in each case, unless approved by the Company. The indemnification authorized under this Section 10.2 shall include payment on demand (with appropriate evidence of the amounts claimed) or advancement (to the extent reasonably required) of reasonable attorneys’ fees and other expenses incurred in connection with, or in settlement of, such Claim; provided that (A) if it is finally judicially determined that such Covered Person is not entitled to the indemnification provided by this Section 10.2, then such Covered Person shall promptly reimburse the Company for any reimbursed or advanced expenses and (B) the Company may require the applicable Covered Person to provide an undertaking with respect to the foregoing prior to the advancement of any such fees and expenses. Such indemnification rights under this Section 10.2 shall be in addition to any and all rights, remedies and recourse to which any Covered Person shall be entitled, whether or not pursuant to the provisions of this Agreement, at law or in equity. The indemnities provided for in this Section 10.2 shall be recoverable only from the assets of the Company, and no Member shall have personal liability on account thereof or shall be required to make additional Capital Contributions to help satisfy such indemnities by the Company. The provisions of this Section 10.2 shall continue to afford protection to each Covered Person regardless of whether such Covered Person remains in the position or capacity pursuant to which such Covered Person became entitled to indemnification under this Section 10.2 and regardless of any subsequent amendment to this Agreement, and no amendment to this Agreement shall reduce or restrict the extent to which these indemnification provisions apply to actions taken or omissions made prior to the date of such amendment.
Section 10.3    Notice and Defense of Claims.
(a)    Notice of Claim. If any Claim shall be brought or asserted against any Covered Person in respect of which indemnity may be sought under Section 10.2 from the Company, the Covered Person shall give prompt written notice of such Claim to the Company which may assume the defense thereof, including the employment of counsel reasonably satisfactory to the Covered Person and the payment of all of such counsel’s fees and expenses; provided that any delay or failure to so notify the Company shall relieve the Company of its obligations hereunder only to the extent, if at all, that it is prejudiced by reason of such delay or failure. Any such notice shall (i) describe in reasonable detail the facts and circumstances with respect to the Claim being asserted and (ii) refer to Section 10.2.
(b)    Defense by the Company. In the event that the Company undertakes the defense of the Claim, the Company will keep the Covered Person advised as to all material developments in connection with any Claim, including, but not limited to, promptly furnishing to the Covered Person copies of all material documents filed or served in connection therewith. The Covered Person shall have the right to employ one separate firm per jurisdiction in any of the foregoing Claims and to participate in the defense thereof; but the fees and expenses of such separate firm shall be at the sole expense of the Covered Person unless both the Covered Person and the Company are named as parties and representation by the same counsel is inappropriate due to actual differing interests between them; provided that under no circumstances shall the Company be liable for the fees and expenses of more than one counsel per jurisdiction in any of the foregoing Claims for the Covered Person together with its Affiliates, and their respective directors, managers, officers, employees, agents, successors and assigns, taken collectively and not separately. The Company may, without the Covered Person’s consent, settle or compromise any Claim or consent to the entry of any judgment if such settlement, compromise or judgment involves only the payment of money damages by the Company or provides for unconditional release by the claimant or the plaintiff of the Covered Person from all liability in respect of such Claim, in each case, without an admission of wrongdoing by such Covered Person; in all other cases, the Company may settle such Claim only with the consent of the Covered Person (such consent not to be unreasonably withheld, conditioned or delayed).
(c)    Defense by the Covered Person. In the event that the Company, within twenty (20) days after receiving written notice of any such Claim, fails to assume the defense thereof, the Covered Person shall have the right, subject to the right of the Company thereafter to assume such defense, to undertake the defense, compromise or settlement of such Claim for the account of the Company.
Section 10.4    Directors’ and Officers’ Insurance. The Company shall purchase and maintain at the Company’s expense, appropriate directors’ and officers’ insurance to the extent such insurance is available to the Company on commercially reasonable terms. Such insurance may be purchased directly by the Company or, with the approval of the Board, indirectly by being added to any insurance policy of any Member or any of its Affiliates (provided that such Member or its Affiliate has consented to the addition of the Company to its insurance policy), with the Company bearing its allocable share of the costs of such insurance. If any Covered Person recovers any amounts in respect of any Losses from any insurance coverage, then such Covered Person shall, to the extent that such recovery is duplicative, reimburse the Company for any amounts previously paid to such Covered Person by the Company in respect of such Losses.

Section 10.5    Priority of Indemnification.
(a)    The obligation of the Company under Section 10.2 to indemnify or advance expenses to a Covered Person for the matters covered hereby shall be the primary source of indemnification and advancement of such Covered Person in connection therewith and any obligation on the part of a Member or any of its Affiliates (excluding, for the avoidance of doubt, the Company and its Subsidiaries) (an “Upstream Indemnifying Party”) with respect thereto (such obligation, an “Indemnification Agreement”) shall be secondary to the Company’s obligation and shall be reduced by the amount that the Covered Person may collect as indemnification or advancement from the Company. If the Company fails to indemnify or advance expenses to a Covered Person as required or contemplated by this Agreement (such amounts the “Unpaid Indemnity Amounts”) and an Upstream Indemnifying Party makes any payment to such Covered Person in respect of indemnification or advancement of expenses under any Indemnification Agreement on account of such Unpaid Indemnity Amounts, such Upstream Indemnifying Party shall be subrogated to the rights of such Covered Person under Section 10.2 or any similar arrangement or agreement for indemnification or advancement of expenses by the Company (a “Company Indemnification Agreement”).
(b)    To the fullest extent permitted by applicable law, the Company’s obligation to indemnify a Covered Person under Section 10.2 or any Company Indemnification Agreement shall include any amounts expended by an Upstream Indemnifying Party under any Indemnification Agreement in respect of indemnification or advancement of expenses to any Covered Person in connection with any threatened, pending or completed Claim related to the Company.
Article XI
MISCELLANEOUS
Section 11.1    Confidential Information. Each Member acknowledges that the Company and its Subsidiaries possess and will continue to possess information that has been created, discovered, or developed, or has otherwise become known to the Company or its Subsidiaries, or in which property rights have been assigned or otherwise conveyed to the Company or its Subsidiaries, which information has commercial value in the business in which the Company and its Subsidiaries are engaged and is not generally known to the public, including trade secrets, intellectual property, research, product development or design, trading strategies, advertising or promotional programs, software programs, know how, algorithms, specifications, techniques, methods, concepts, inventions, developments, discoveries and improvements, mailing or client lists and other business arrangements, plans, procedures and strategies in each case provided by the Company to such Member (collectively the “Confidential Information”). Confidential Information does not include information which (a) becomes generally available to the public other than as a result of a disclosure by a Member, (b) was available to a Member on a non-confidential basis prior to its disclosure to such Member by the Company, any of its Subsidiaries or any of their Representatives, (c) becomes available to a Member on a non-confidential basis from a source other than the Company, any of its Subsidiaries or any of their Representatives, provided, that such Member is not aware that such source is bound by a confidentiality agreement with the Company or any of its Subsidiaries or any of their Representatives or otherwise prohibited from transmitting the information to such Member, or (d) was independently developed by a Member without reference to any Confidential Information. The Members will each hold in confidence and not, directly or indirectly, divulge, publish, communicate, or make available to any Person the Confidential Information, except (i) to such Member’s Affiliates (other than portfolio companies and any Affiliates that are competitors) and their respective Representatives (“Permitted Recipients”), (ii) as required or requested by Law, the rules of any stock exchange or any governmental, regulatory or supervisory body or court of competent jurisdiction to which a Member is subject, (iii) as authorized in writing by the Board, or (iv) as required to fulfill the rights and obligations of the Members hereunder. Each Member agrees (x) to only disclose Confidential Information to a Permitted Recipient pursuant to clause (i) above after informing such Person of the confidential nature of such Confidential Information, (y) to direct and cause such Permitted Recipient to use and hold such Confidential Information in accordance with the terms of this Agreement and (z) that it shall be responsible for any use or disclosure of Confidential Information by its Permitted Recipients. Each Member shall not use any Confidential Information to the detriment of the Company or any of its Subsidiaries.
Section 11.2    Organizational Expenses. All Organizational Expenses shall be paid by the Sponsor and, in connection therewith, within thirty (30) days of the Investor’s request, the Investor shall be reimbursed by the Sponsor for all Organizational Expenses incurred by the Investor and its Affiliates.
Section 11.3    Conversion to Corporate Form. If the Board determines that it is desirable or helpful for the business of the Company to be conducted in a corporate, rather than in a limited liability company, form, then the Board shall have the power to incorporate the Company, convert the Company to a corporation or take such other action as the Board may deem advisable in light of such changed conditions, including (a) dissolving the Company, (b) creating one or more Subsidiaries of the newly-formed corporation, (c) transferring to such Subsidiaries any or all of the property and assets of the Company, (d) merging the Company with another entity, and/or (e) entering into such shareholders’ agreements, lock-up agreements, registration rights agreements and similar agreements as may be reasonably required to effect the intent of this Agreement (a “Corporate Conversion”). The Board and the Company shall use commercially reasonable efforts to have any Corporate Conversion be tax-free to the Members (apart from ownership of a corporation as opposed to a partnership for tax purposes). In connection with any such Corporate Conversion, the Members shall receive, in exchange for their respective Interests, shares of capital stock of such corporation or its Subsidiaries having the same relative economic interest as is set forth in this Agreement, as among the holders of Interests, subject in each case to (i) any modifications required solely as a result of the conversion to corporate form and (ii) any modifications to conform to the provisions relating to actions of shareholders and a board of directors set forth in the jurisdiction of incorporation. At the time of such conversion, all of the Members shall enter into a shareholders’ agreement providing for substantially equivalent powers, restrictions and other provisions to those set forth in this Agreement. Notwithstanding anything to the contrary set forth herein, no such Corporate Conversion shall be undertaken by the Company without the prior written consent of any Member with respect to which such action shall result in non-de-minimis adverse tax consequences to such Member.
Section 11.4    No Partition. The Members acknowledge that irreparable damage would be done to the goodwill and reputation of the Company if any Member should bring an action in court to dissolve the Company or to partition all or any part of the assets of the Company. This Agreement has been drawn carefully to provide fair treatment of all Members and equitable payments in liquidation of the Interests of the Members. Accordingly, the Members hereby specifically agree that no Member nor any successor-in-interest of any such Member shall have the right, prior to the dissolution of the Company as herein provided, to initiate legal action to seek dissolution or otherwise cause dissolution, to seek the appointment of a receiver or trustee to liquidate the Company, or to file a complaint or institute any proceeding at law or in equity to have the Company property partitioned, and each Member, on behalf of itself, its successors and assigns, hereby waives any such right. It is the intention of the Members that during the term of this Agreement the rights of the Members and their successors-in-interest, as among themselves, shall be governed by the terms of this Agreement and that the right of any Member or successor-in-interest to Transfer or otherwise dispose of its Interest in the Company shall be subject to the limitations and restrictions of this Agreement.
Section 11.5    Further Assurances. The parties hereby agree to take such further actions and execute and deliver to the other such further documents, as may be reasonably necessary from time to time to more effectively carry out the intent and purposes of this Agreement and to establish and protect the interests, rights and remedies created or intended to be created hereunder.

Section 11.6    Notices. Any notices or other communications required or permitted hereunder shall be deemed to have been properly given and delivered if in writing by such party or its legal representative and delivered personally or sent by facsimile, electronic mail, nationally recognized overnight courier service guaranteeing overnight delivery, or registered or certified mail, postage prepaid, addressed as indicated for each party on Exhibit A attached hereto, or at such other address, email address or facsimile number as such party shall have furnished to the Company in writing. Unless otherwise specified herein, such notices or other communications shall be deemed given (a) on the date delivered, if delivered personally, (b) one Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery, (c) on the date delivered, if delivered by facsimile or electronic mail during business hours (or one Business Day after the date of delivery if delivered after business hours) and (d) five Business Days after being sent, if sent by registered or certified mail. Each of the parties hereto shall be entitled to specify a different address by delivering notice as aforesaid to each of the other parties hereto.
Section 11.7    Invalidity. All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid or unenforceable. If any term of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the parties that the remaining terms hereof shall constitute their agreement with respect to the subject matter hereof and all such remaining terms shall remain in full force and effect. To the extent legally permissible, any illegal, invalid or unenforceable provision of this Agreement shall be replaced by a valid provision which will implement the commercial purpose of the illegal, invalid or unenforceable provision of this Agreement.
Section 11.8    Waiver. No failure on the part of any party hereto to exercise, and no delay in exercising any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or remedy by any such party preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. No express waiver or assent by any party hereto to any breach of or default in any term or condition of this Agreement shall constitute a waiver of or an assent to any succeeding breach of or default in the same or any other term or condition hereof.
Section 11.9    Remedies Cumulative. Each right, power and remedy provided herein or now or hereafter existing at law, in equity, by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power or remedy provided for herein or now or hereafter existing at law, in equity, by statute or otherwise, and the exercise or beginning of the exercise by any party of any one or more of such rights, powers or remedies shall not preclude the simultaneous or later exercise by such party of any or all of such other rights, powers and remedies.
Section 11.10    Headings. The headings of particular sections are inserted only for convenience and shall not be construed as a part of this Agreement or a limitation on the scope of any of the terms or provisions of this Agreement.
Section 11.11    Entire Agreement; Third Party Beneficiaries. This Agreement and the Transaction Documents supersede all prior discussions and agreements between the parties with respect to the subject matter hereof, and this Agreement, together with the Transaction Documents, contain the sole and entire agreement between the parties with respect to the matters covered hereby. This Agreement is made solely and specifically among and for the benefit of the parties hereto, and their respective successors and permitted assigns subject to the express provisions hereof relating to successors and assigns, and no other Person (other than Covered Persons) will have any rights, interest or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.

Section 11.12    Successors and Assigns. A Member may not assign this Agreement or its rights or obligations hereunder, except in connection with a Transfer of Interests made in accordance with the terms set forth in this Agreement. Subject to the provisions hereof imposing limitations and conditions upon the Transfer or other disposition of the Interests of the Members, all of the provisions hereof shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto.
Section 11.13    After Acquired Interests. All of the provisions of this Agreement shall apply to all of the Interests of the Company now owned or which may be issued to or acquired by a Member in consequence of any additional issuance, purchase, exchange, conversion or reclassification of Interests, reorganization or any other form of recapitalization, consolidation, merger, split or distribution, or which are acquired by a Member in any other manner.
Section 11.14    Amendments. Except as otherwise set forth herein with respect to updates to Exhibit A made in accordance with this Agreement, this Agreement may be amended at any time with the prior written consent of (i) the Board, and (ii) the affirmative vote of a Majority in Interest; provided, however, that any amendment to any provision of this Agreement which requires a greater percentage ownership of Interests or level of approval by the Board shall only be effective with the affirmative vote of Members owning at least such greater percentage of Interests or number of Managers required for such provision; provided, further, that any amendment to this Agreement which treats any Member(s) in a manner disproportionately adverse as compared to other Members holding Interests of the same class or type, shall only be effective with the consent of such Member(s). Any amendment approved as required in the previous sentence shall be valid and binding on all Members.
Section 11.15    Governing Law; Forum; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the Republic of the Marshall Islands without giving effect to the conflict of laws provisions thereof. The Members agree that in the event of any dispute or disagreement between or among any of them arising out of, relating to, or in connection with this Agreement, the Members shall use their best efforts to resolve any such dispute by good-faith negotiation and mutual agreement. The Members shall meet at a mutually convenient time and place to attempt to resolve any such dispute. If the disputing Members are unable to resolve the dispute through these negotiations within thirty (30) days following receipt of the initial notice of such dispute, then each of the Members agrees that all actions, suits or proceedings arising out of or based upon this Agreement or the subject matter hereof shall be brought and maintained exclusively in the state courts of New York located in New York County, New York or the U.S. District Court located in the Southern District of New York. Each of the parties hereby by execution hereof (i) hereby irrevocably submits to the jurisdiction of the state courts of New York located in New York County, New York or the U.S. District Court located in the Southern District of New York for the purpose of any action, suit or proceeding arising out of or based upon this Agreement or the subject matter hereof, (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that such party is not subject personally to the jurisdiction of the above-named court, that such party is immune from extraterritorial injunctive relief or other injunctive relief, that such party’s property is exempt or immune from attachment or execution, that any such action, suit or proceeding may not be brought or maintained in one of the above-named courts or should be dismissed on the grounds of forum non conveniens, should be transferred to any court other than one of the above-named court, should be stayed by virtue of the pendency of any other action, suit or proceeding in any court other than one of the above-named court, or that this Agreement or the subject matter hereof may not be enforced in or by any of the above-named courts, and (iii) waives the right to any trial by jury. Each of the parties hereto hereby consents to service of process in any such suit, action or proceeding in any manner permitted by the laws of the State of New York, agrees that service of process by registered or certified mail, return receipt requested, at the address specified in or pursuant to Section 11.6 is reasonably calculated to give actual notice and waives and agrees not to assert by way of motion, as a defense or otherwise, in any such action, suit or proceeding any claim that service of process made in accordance with this Section 11.15 does not constitute good and sufficient service of process. The provisions of this Section 11.15 shall not restrict the ability of any party to enforce in any court any judgment obtained in the state courts of New York located in New York County, New York or the U.S. District Court located in the Southern District of New York.
Section 11.16    Counterparts; Facsimile or Electronic Signatures. This Agreement may be executed, including execution by facsimile or other electronic or pdf transmission, in more than one counterpart with the same effect as if the parties executing the several counterparts had all executed one counterpart.

- Signature Pages Follow -

[Signature Page to Limited Liability Company Agreement of Nordic Bulk Partners LLC]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Limited Liability Company Agreement as of the Effective Date.

HS NORDIC LLC

By:    _______________________________
Name:
Title:

PANGAEA LOGISTICS SOLUTIONS LTD

By:    _______________________________
Name:
Title:

ACKNOWLEDGED AND AGREED:

NORDIC BULK PARTNERS LLC

By:    _______________________________
Name:
Title:

Exhibit A to LLC Agreement
SK 29843 0004 8346865 v8
Exhibit A
Members

Member	Initial Capital Contribution	Additional Capital Contributions
Pangaea Logistics Solutions Ltd. c/o Phoenix Bulk Carriers (US) LLC 109 Long Wharf Newport, Rhode Island 02840 Tel: 401-846-7790 Attn: Gianni Del Signore Email: gdelsignore@phoenixbulkus.com	$14,150,205
HS Nordic LLC c/o Hudson Structured Capital Management Ltd. 2187 Atlantic St, 4th Floor Stamford, CT 06902 Attention: Jason Braunstein, Managing Director - Transport Email: Jason.Braunstein@hscm.com	$4,783,414	(i) $4,014,297 estimated to be made on or about October 31, 2020 (ii) $4,652,494 estimated to be made on or about April 30, 2021 (iii) $700,000 estimated to be made on or about October 31, 2021

Exhibit B to LLC Agreement
SK 29843 0004 8346865 v8

Exhibit B
Vessels

Vessel	Scheduled Delivery Date	Upfront Fees	Estimated Pre-Delivery Interest
95,000 dwt bulk carrier with Builder’s hull no. 19121001	April 30, 2021	$488,133.75	$92,898.55
95,000 dwt bulk carrier with Builder’s hull no. 19121002	May 30, 2021	$488,133.75	$92,898.55
95,000 dwt bulk carrier with Builder’s hull no. 19121003	November 21, 2021	$480,618.58	$91,468.31
95,000 dwt bulk carrier with Builder’s hull no. 19121004	November 21, 2021	$480,618.58	$91,468.31
Exhibit C to LLC Agreement
SK 29843 0004 8346865 v8
Exhibit C
Initial Managers

Manager	Appointed By
Mads Boye Petersen	Sponsor
Gianni Del Signore	Sponsor
Jason Braunstein	Investor
Ajay Mehra	Investor

Exhibit D to LLC Agreement
SK 29843 0004 8346865 v8

Exhibit D
Initial Officers

Mads Boye Petersen - President
Gianni Del Signore - Vice President/Secretary

Exhibit F to LLC Agreement
SK 29843 0004 8346865 v8

Exhibit E
Agreement to be Bound
The undersigned (the “Member”) has purchased or otherwise obtained Interests in NORDIC BULK PARTNERS LLC (the “Company”). The Member hereby acknowledges and agrees that the Member:
1.    Has received a complete copy of the Company’s Limited Liability Company Agreement, dated as of [•], 2019, as the same may be amended from time to time (the “Agreement”);

2.    Has had a full and complete opportunity to review the Agreement with legal counsel and any other advisors the Member deems necessary;
3.    Understands and agrees that it is initially receiving an Interest in the Company;
4.    Understands and agrees that, upon execution of this Agreement to be Bound, it is making the representations and warranties set forth in Section 3.7 of the Agreement and that the Member’s Interest in the Company shall be subject to certain transfer restrictions and other restrictions as more fully set forth in the Agreement; and
5.    Understands and agrees that this signature page is also a counterpart signature page to the Agreement, and the Member hereby becomes a party to and adopts the Agreement as a Member and agrees to be bound by and comply with all of the terms, conditions, provisions, restrictions and obligations of the Agreement from the date hereof.
IN WITNESS WHEREOF, the Member has executed this Agreement to be Bound as of [_______________________].
Member:

___________________________________
Print Name:
Acknowledged and Agreed:
NORDIC BULK PARTNERS LLC

By:    ____________________________
Name:
Title: